                                                                    Exhibit 4.1

================================================================================

                                CREDIT AGREEMENT



                          Dated as of October 25, 1999



                                      among


                  RAYONIER TIMBERLANDS OPERATING COMPANY, L.P.,



                            THE LENDERS NAMED HEREIN

                                       and

                           CREDIT SUISSE FIRST BOSTON,
                             as Administrative Agent


                       MORGAN STANLEY SENIOR FUNDING, INC.
                                 CITIBANK, N.A.,
                            as Co-Syndication Agents

                    -----------------------------------------



                           CREDIT SUISSE FIRST BOSTON
                                  Lead Arranger

================================================================================

                                TABLE OF CONTENTS


                                                                                              Page
                                                                                              ----
                                    ARTICLE I

                                   Definitions

SECTION 1.01. Defined Terms .......................................................................1
SECTION 1.02. Terms Generally ....................................................................22
SECTION 1.03. Accounting and Financial Terms......................................................22

                                   ARTICLE II

                                   The Credits

SECTION 2.01. Commitments ........................................................................22
SECTION 2.02. Loans   ............................................................................23
SECTION 2.03. Borrowing Procedure.................................................................23
SECTION 2.04. Evidence of Debt; Repayment of Loans................................................24
SECTION 2.05. Fees    ............................................................................24
SECTION 2.06. Interest on Loans...................................................................25
SECTION 2.07. Default Interest ...................................................................25
SECTION 2.08. Alternate Rate of Interest..........................................................25
SECTION 2.09. Termination and Reduction of Commitments............................................25
SECTION 2.10. Conversion and Continuation of  Borrowings..........................................26
SECTION 2.11. Optional Prepayments. ..............................................................27
SECTION 2.12. Mandatory Prepayments...............................................................27
SECTION 2.13. Reserve Requirements; Change in Circumstances.......................................29
SECTION 2.14. Change in Legality..................................................................30
SECTION 2.15. Indemnity ..........................................................................30
SECTION 2.16. Pro Rata Treatment..................................................................31
SECTION 2.17. Sharing of Setoffs..................................................................31
SECTION 2.18. Payments ...........................................................................31
SECTION 2.19. Taxes            ...................................................................32
SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.............33

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01. Organization; Powers................................................................34
SECTION 3.02. Authorization ......................................................................34
SECTION 3.03. Enforceability .....................................................................34
SECTION 3.04. Governmental Approvals..............................................................34
SECTION 3.05. Financial Statements................................................................34
SECTION 3.06. No Material Adverse Change..........................................................35
SECTION 3.07. Title to Properties; Possession Under Leases........................................35
SECTION 3.08. Litigation; Compliance with Laws....................................................35
SECTION 3.09. Agreements .........................................................................36
SECTION 3.10. Federal Reserve Regulations.........................................................36
SECTION 3.11. Investment Company Act; Public Utility Holding Company Act..........................36

                                                                   Contents, p.3


SECTION 3.12. Use of Proceeds .....................................................36
SECTION 3.16. Environmental Matters................................................37
SECTION 3.17. Insurance ...........................................................38
SECTION 3.18. Labor Matters .......................................................38
SECTION 3.19. Solvency ............................................................38
SECTION 3.20. Year 2000 ...........................................................38
SECTION 3.21. Acquisition Agreement................................................38

                                   ARTICLE IV

                              Conditions of Lending

SECTION 4.01. All Borrowings ......................................................39
SECTION 4.02. Initial Borrowing....................................................39

                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01. Existence; Businesses and Properties, Insurance......................41
SECTION 5.02. Obligations and Taxes................................................42
SECTION 5.03. Financial Statements, Reports, etc...................................42
SECTION 5.04. Litigation and Other Notices.........................................43
SECTION 5.05. Employee Benefits....................................................43
SECTION 5.06. Maintaining Records; Access to Properties and Inspections............44
SECTION 5.07. Use of Proceeds .....................................................44
SECTION 5.08. Compliance with Environmental Laws...................................44
SECTION 5.09. Guarantee Requirement................................................44

                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01. Indebtedness ........................................................45
SECTION 6.02. Restricted Payments..................................................46
SECTION 6.03. Liens           .....................................................47
SECTION 6.04. Transactions with Affiliates.........................................48
SECTION 6.05. Certain Restrictions on Subsidiaries.................................49
SECTION 6.06. Sale and Lease-Back Transactions.....................................49
SECTION 6.07. Merger, Consolidation or Sale of Assets..............................49
SECTION 6.08. Business of the Borrower and the Subsidiaries........................50
SECTION 6.09. Limitation on Non-Guarantor Subsidiaries.............................50
SECTION 6.10. Asset Sales .........................................................50
SECTION 6.11. Limitation on Harvesting.............................................51
SECTION 6.12. Amendment of Material Documents......................................52
SECTION 6.13. Prepayments, Redemptions and Repurchases of Debt.....................52
SECTION 6.14. Fiscal Year .........................................................52
SECTION 6.15. Consolidated Leverage Ratio..........................................52
SECTION 6.16. Consolidated Fixed Charge Coverage Ratio.............................53
SECTION 6.17. Managing General Partner.............................................53


                                                                   Contents, p.4

                                   ARTICLE VII

                                  Events of Default......................................53

                                  ARTICLE VIII

                                     The Agent...........................................55

                                   ARTICLE IX

                                  Miscellaneous
SECTION 9.01. Notices....................................................................57
SECTION 9.02. Survival of Agreement......................................................57
SECTION 9.03. Binding Effect ............................................................58
SECTION 9.04. Successors and Assigns.....................................................58
SECTION 9.05. Expenses; Indemnity........................................................61
SECTION 9.06. Right of Setoff ...........................................................61
SECTION 9.07. Applicable Law ............................................................61
SECTION 9.08. Waivers; Amendment.........................................................61
SECTION 9.09. Interest Rate Limitation...................................................62
SECTION 9.10. Entire Agreement...........................................................62
SECTION 9.11. WAIVER OF JURY TRIAL.......................................................62
SECTION 9.12. Severability ..............................................................63
SECTION 9.13. Counterparts ..............................................................63
SECTION 9.14. Headings ..................................................................63
SECTION 9.15. Jurisdiction; Consent to Service of Process................................63
SECTION 9.16. Confidentiality ...........................................................63

Schedule 1.01(a)           Subsidiary Guarantors and Material Subsidiaries
Schedule 1.01(b)           Existing Investments
Schedule 2.01              Commitments
Schedule 3.09              Affiliate Agreements
Schedule 3.15              Post-Retirement Benefit Obligations
Schedule 3.16              Environmental Matters
Schedule 3.17              Insurance
Schedule 6.05              Existing Restrictions

Exhibit A     Form of Administrative Questionnaire
Exhibit B     Form of Assignment and Acceptance
Exhibit C     Form of Borrowing Request
Exhibit D     Form of Subsidiary Guarantee Agreement
Exhibit E     Form of Indemnity, Subrogation and Contribution Agreement
Exhibit F-1   Form of Opinion of John Canning, Esq., Corporate Secretary and Associate General Counsel of the
              Borrower
Exhibit F-2   Form of Opinion of Andrews & Kurth L.L.P., counsel for the Borrower
Exhibit G-1   Form of Existing Rayonier Subordinated Note
Exhibit G-2   Form of New Rayonier Subordinated Note

                                          CREDIT AGREEMENT dated as of October
                               25, 1999 (this "Agreement"), among RAYONIER
                               TIMBERLANDS OPERATING COMPANY, L.P., a Delaware limited partnership (the "Borrower"); the Lenders (as defined in Article I); MORGAN STANLEY SENIOR FUNDING, INC. and CITIBANK, N.A., as Co-Syndication Agents; and CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York Branch ("CSFB"), as administrative agent (in such capacity, the "Administrative Agent").

           The Borrower, a wholly owned subsidiary of Rayonier Inc. ("Rayonier"), intends to acquire (the "Acquisition") all the Fernandina and Brewton timberlands assets located in Georgia, Florida and Alabama owned by Jefferson Smurfit Corporation (U.S.) (the "Seller") pursuant to the Acquisition Agreement (such term and each other capitalized term used and not otherwise defined herein being used with the meaning assigned to it in Section 1.01). The consideration payable in connection with the Acquisition will consist of $225,000,000 in cash and the Installment Notes in an aggregate principal amount of $500,000,000.

           The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date in an aggregate principal amount not in excess of $200,000,000 and (b) Revolving Loans at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $75,000,000. The proceeds of the Term Loans and of Revolving Loans (the amount of which Revolving Loans shall not exceed $36,000,000) made on the Closing Date are to be used by the Borrower solely (i) to finance the Acquisition, (ii) to fund a distribution of $142,000,000 to Rayonier Timberlands, L.P. and ultimately to Rayonier, which will purchase the New Rayonier Subordinated Indebtedness for a like amount and (iii) to pay related fees and expenses. The proceeds of the remaining Revolving Loans are to be used by the Borrower for general partnership purposes.

           The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

           SECTION 1.01. Defined Terms. As used in this Agreement, including in the preamble hereto, the following terms shall have the meanings specified below:

           "ABR Loan" shall mean any ABR Term Loan or ABR Revolving Loan.

           "ABR Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

           "ABR Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

           "Acquired Indebtedness" shall mean, with respect to any specified person (a) Indebtedness of any other person existing at the time such other person merged with or into or became a subsidiary of such specified person, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a subsidiary of such specified person and (b) Indebtedness encumbering any asset acquired by such specified person.

           "Acquisition" shall have the meaning assigned to such term in the preamble to this Agreement.

           "Acquisition Agreement" shall mean the Purchase and Sale Agreement made as of July 28, 1999, between the Seller and Rayonier, as amended by the letter agreement dated October 21, 1999 between the Seller and Rayonier.

           "Additional Rayonier Subordinated Indebtedness" shall mean Indebtedness of the Borrower to Rayonier incurred after the Closing Date that
(a) is not by its terms required to be repaid, prepaid, redeemed, purchased or defeased prior to the Term Maturity Date, (b) is subordinated to the Obligations on terms at least as favorable to the Lenders as the terms of the Existing Rayonier Subordinated Indebtedness and the New Rayonier Subordinated Indebtedness and (c) contains covenants, events of default and other provisions not less favorable to the Borrower and the Lenders than those in the Existing Rayonier Subordinated Indebtedness and the New Rayonier Subordinated Indebtedness.

           "Adjusted Asset Sales Amount" means $100,000,000 as increased by 10% of the purchase price of Asset Acquisitions (other than like-kind exchanges) subsequent to the Closing Date.

           "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

           "Administrative Agent" shall have the meaning assigned to such term in the preamble to this Agreement.

           "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A.

           "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

           "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

           "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of
(i) the Federal Funds Effective Rate in effect on such day and (ii) 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

           "Applicable Percentage" shall mean, for any day, (a) with respect to any Eurodollar Loan or ABR Loan, the applicable percentage set forth below under the caption "ABR Spread" or "Eurodollar Spread", respectively, and (b) with respect to the Commitment Fee, the applicable percentage set forth below under the caption "Commitment Fee", in each case determined by reference to the highest Level applicable based upon the ratings by S&P and Moody's in effect on such date for the Designated Indebtedness:

                              LEVEL 1               LEVEL 2               LEVEL 3               LEVEL 4               LEVEL 5
                       --------------------- --------------------- --------------------- --------------------- ---------------------
RATINGS                  [ ]BBB/[ ]Baa3 OR        [ ]BBB- AND        [ ]BBB-/[ ]Ba1 OR        [ ]BB+ AND             [ ]BB+ OR
(S&P/MOODY'S)             [ ]BBB-/[ ]Baa2           [ ]Baa3           [ ]BB+/[ ]Baa3           [ ]Ba1                 [ ]Ba1
                       --------------------- --------------------- --------------------- --------------------- ---------------------
ABR Spread                     0.25%                  0.50%                0.75%                 1.25%                 1.75%
----------

Eurodollar Spread              1.25%                  1.50%                1.75%                 2.25%                 2.75%
-----------------

Commitment Fee                 0.25%                 0.325%               0.375%                 0.50%                 0.50%
--------------



provided that for the period of six months commencing on the Closing Date, the Applicable Percentage shall be determined by reference to Level 2. For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Designated Indebtedness (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating below BB+ or Ba1, as the case may be; and (ii) if the ratings established or deemed to have been established by Moody's or S&P for the Designated Indebtedness shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Percentage shall apply for purposes of determining interest on the outstanding Loans and the Commitment Fee during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the absence of ratings from such rating agency and, pending the effectiveness of such amendment, the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.

           "Arranger and Agent Fees" shall have the meaning assigned to such term in Section 2.05(b).

           "Arranger" shall mean CSFB.

           "Asset Acquisition" shall mean (a) an Investment by the Borrower or any Subsidiary in any other person pursuant to which such person shall become a Subsidiary or shall be merged with or into the Borrower or any Subsidiary, (b) the acquisition by the Borrower or any Subsidiary of the assets of any person (other than a Subsidiary) which constitute all or substantially all of the assets of such person, (c) the acquisition by the Borrower or any Subsidiary of merchantable Timber or Timberlands outside the ordinary course of business, or
(d) the acquisition by the Borrower or any Subsidiary of any division or line of business of any person (other than a Subsidiary).

           "Asset Sale" shall have the meaning assigned to such term in Section 6.10(a).

           "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

           "Attributable Debt" shall mean, with respect to any sale and leaseback transaction not giving rise to Capital Lease Obligations, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (and in the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

           "Available Cash" shall mean, on any date,

                     (a) the sum of (i) all cash and cash equivalents of the Borrower and the Subsidiaries at the most recent fiscal quarter end and (ii) all additional cash and cash equivalents of the Borrower and the Subsidiaries on such date representing the proceeds of working capital borrowings permitted hereby after the most recent fiscal quarter end; provided that the amounts under clauses (i) and (ii) shall be reduced in determining Available Cash on any date to the extent the aggregate amount of unused Revolving Credit Commitments on such date are less than the aggregate amount of all interest payments anticipated to become due in respect of Indebtedness of the Borrower or any of the Subsidiaries (other than the Rayonier Subordinated Indebtedness) during the period of three calender months following such date (determined on the assumption that any floating rate Indebtedness will continue to bear interest at the rate or rates in effect on such date), minus

                     (b) the aggregate amount of all Restricted Payments made by the Borrower and the Subsidiaries after the most recent fiscal quarter end, minus

                     (c) any cash or cash equivalents of the Borrower and the Subsidiaries that are subject to Liens or other arrangements that in either case would prevent the Borrower and the Subsidiaries from applying such assets to the payment of their liabilities and obligations, and any cash or cash equivalents of Subsidiaries that, by reason of legal or contractual restrictions, could not be distributed to the Borrower, or that would be subject to withholding in the event of any such distribution under applicable tax laws or regulations, minus

                     (d) the amount of Net Cash Proceeds of Asset Sales and Excess Harvests that the Borrower and the Subsidiaries have not yet applied for a purpose permitted under Section 6.10 or 6.11, minus

                     (e) the amount of cash reserves (other than for items referred to in the preceding clauses) reasonably determined by the Board of Directors of the Managing General Partner to be necessary or appropriate (i) to provide for the proper conduct of the business of the Borrower and the Subsidiaries (including reserves for future capital expenditures, for amounts by which cash operating expenses are expected to exceed cash receipts from operations during the period of three calender months following such date and for anticipated future credit needs of the Borrower and the Subsidiaries) or (ii) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or any Subsidiary is a party or by or to which it is bound or its assets are subject.

           "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

           "Borrower" shall have the meaning assigned to such term in the preamble to this Agreement.

           "Borrower's Environmental Disclosure Report" shall mean the Environmental Disclosure Report prepared by the Borrower regarding certain environmental matters and delivered to the Administrative Agent prior to the date hereof.

           "Borrowing" shall mean a group of Loans of a single Type made, converted or continued by the Lenders on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

           "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

           "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

           "Capital Acquisition" shall mean any transaction in which the Borrower or a Subsidiary of the Borrower acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing (through an increase in acreage or increase in inventory of Timber) the operating capacity of the Borrower or a Subsidiary of the Borrower over the operating capacity immediately prior to such transaction. Where Capital Expenditures are made in part for a Capital Acquisition and in part for other purposes, the portion applicable to the Capital Acquisition will be determined based on the Managing General Partner's reasonable allocation.

           "Capital Expenditures" shall mean, for any period, additions to property, plant and equipment and other expenditures of the Borrower and the Subsidiaries, required to be capitalized in accordance with GAAP, that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.

           "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

           A "Change in Control" shall be deemed to have occurred if (a) one of
(i) Rayonier Timberlands Management, Inc., (ii) Rayonier or (iii) a subsidiary of Rayonier in which Rayonier owns a majority of the voting Equity Interests, shall fail to be the sole managing general partner of the Borrower or shall fail to Control the Borrower; (b) Rayonier shall fail to Control the Managing General Partner; (c) if Rayonier Timberlands Management, Inc. is the Managing General Partner, Rayonier fails to own at least 33% of the voting Equity Interests of Rayonier Timberlands Management, Inc. and a greater percentage of such voting Equity Interests than any other person or group; (d) the Borrower ceases to be a consolidated subsidiary of Rayonier for purposes of Rayonier's GAAP financial statements; or (e) Rayonier fails to own, directly or indirectly, Equity Interests representing at least 33% of the equity of the Borrower.

           "Closing Date" shall mean October 25, 1999, the date of the initial borrowing hereunder.

           "Closing Date Transactions" shall mean the Acquisition, the issuance of the Installment Notes, the Borrowings hereunder on the Closing Date and the execution and delivery of the Subsidiary Guarantee Agreement.

           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

           "Commitments" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

           "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

           "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated September 1999.

           "Consolidated Cash Flow Available for Fixed Charges" shall mean, with respect to the Borrower and the Subsidiaries for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-Cash Charges, (c) Consolidated Interest Expense, (d) interest on the Rayonier Subordinated Indebtedness (to the extent such interest is deducted in the determination of Consolidated Net Income) and (e) Consolidated Income Tax Expense.

           "Consolidated Fixed Charge Coverage Ratio" shall mean, with respect to the Borrower and the Subsidiaries, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges for the most recent four full fiscal quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such most recent four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication (a) the incurrence or repayment of any Indebtedness of the Borrower or any of the Subsidiaries (and, in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period (including any actual interest payments made with respect to Indebtedness under this Agreement, and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of the Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that (i) Consolidated Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio and (ii) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined (x) in the case of an Asset Acquisition of Timber or Timberlands by the Borrower or a Subsidiary (which for purposes of this definition shall include the acquisition pursuant to the Acquisition Agreement of the limited liability company member interests referred to therein) during such period, by using the projected net cash flow of the Timber or Timberlands so acquired, based on the harvest plan prepared in the ordinary course of business and in good faith by the Managing General Partner, for the first 12 full months of operations of the acquired Timber or Timberlands following the date of the Asset Acquisition; provided that such harvest plan shall not assume the harvesting or sale of more than 10% of the total merchantable Timber so acquired in the first 12 full months following the date of the Asset Acquisition; and provided further, in determining projected cash flow from acquired Timber or Timberlands, prices shall be assumed to equal the average prices realized by the Borrower for comparable Timber sold during such prior period, and (y) in the case of all other Asset Acquisitions during such period, by using the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the Four Quarter Period minus the pro forma expenses that would have been incurred by the Borrower and the Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of personnel expenses for employees retained or to be retained by the Borrower and the Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the Borrower and the Subsidiaries in the operation of the Borrower's business at similarly situated facilities. If the applicable Reference Period for any calculation of the Consolidated Fixed Charge Coverage Ratio shall include a portion prior to the Closing Date, then such Consolidated Fixed Charge Coverage Ratio shall be calculated based upon the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges of the Borrower on a pro forma basis for such portion of the Reference Period prior to the Closing Date, giving effect to the transactions occurring on the Closing Date, and the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Fixed Charges for the remaining portion of the Reference Period on and after the Closing Date, giving pro forma effect, as described in the two foregoing sentences, to all applicable transactions occurring on the Closing Date or otherwise. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio" (i) interest on outstanding Indebtedness (other than Indebtedness referred to in clause (ii) below) determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date; (ii) only actual interest payments associated with Indebtedness consisting of revolving credit borrowings or commercial paper during the Four Quarter Period shall be included in such calculation; and (iii) if interest of any Indebtedness actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during such period.

           "Consolidated Fixed Charges" shall mean, for any period, the sum of
(i) Consolidated Interest Expense for such period and (ii) Capital Expenditures during such period, other than (x) Capital Acquisitions and (y) Capital Expenditures made from the reinvestment of the proceeds of Asset Sales.

           "Consolidated Income Tax Expense" shall mean, with respect to any period, all provisions for Federal, state, local and foreign income taxes of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

           "Consolidated Interest Expense" shall mean, with respect to the Borrower and the Subsidiaries for any period, without duplication, the sum of
(a) the interest expense (not including any amounts paid or accrued in respect of any Preferred Stock or Redeemable Equity Interests) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without limitation, (i) any amortization of debt discount,
(ii) the net cost under Hedging Agreements designed to protect the Borrower or any Subsidiary from fluctuation in interest rates, (iii) the interest portion of any deferred payment obligation, (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings that constitute Indebtedness, and (iv) all accrued interest and (b) the interest component of Capital Lease Obligations paid or scheduled to be paid or accrued by the Borrower and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense shall not include interest on the Rayonier Subordinated Indebtedness.

           "Consolidated Leverage Ratio" shall mean, at any time, the ratio of
(a) Consolidated Total Debt at such time to (b) Consolidated Cash Flow Available for Fixed Charges for the most recently ended period of four fiscal quarters, all as determined on a consolidated basis in accordance with GAAP. Solely for purposes of this definition, if, at any time the Consolidated Leverage Ratio is being determined, the Borrower or any Subsidiary shall have completed a Material Acquisition (including the Acquisition) or Material Disposition since the beginning of the relevant four fiscal quarter period, the Consolidated Leverage Ratio shall be determined on a pro forma basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period (and such pro forma determination, insofar as it relates to Consolidated Cash Flow Available for Fixed Charges, will be made in accordance with subclause (ii) of the proviso of the definition of Consolidated Fixed Charge Coverage Ratio).

           "Consolidated Net Income" shall mean, for any period, the net income of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP and adjusted to exclude (a) net after-tax extraordinary gains or losses, (b) net after-tax gains or losses attributable to Asset Sales,
(c) the net income or loss of any person which is not a Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Borrower or any Subsidiary by any such person, (d) the net income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person's assets are acquired by the Borrower or any Subsidiary, (e) the net income of any Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation, and (f) the cumulative effect of any changes in accounting principles.

           "Consolidated Non-Cash Charges" shall mean, with respect to the Borrower and the Subsidiaries for any period, the aggregate depreciation, depletion, amortization and any other non-cash charges, in each case reducing Consolidated Net Income of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

           "Consolidated Total Assets" shall mean, at any time, the total assets and properties of the Borrower and the Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and the Subsidiaries as of such time prepared in accordance with GAAP.

           "Consolidated Total Debt" shall mean, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP.

           "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

           "CSFB" shall have the meaning assigned to such term in the preamble to this Agreement.

           "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

           "Designated Indebtedness" shall mean the Borrower's senior, unsecured, non-credit enhanced long term Indebtedness for borrowed money.

           "dollars" or "$" shall mean lawful money of the United States of America.

           "Domestic Subsidiary" shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

           "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

           "Environmental Action" shall mean any (a) administrative, regulatory or judicial action, suit, written demand, demand letter, written claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment including, without limitation, (i) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any governmental or regulatory authority for damages, contribution, indemnification, cost recovery, compensatory or injunctive relief; and (b) any administrative, regulatory or judicial action, suit or proceeding brought by any third party properly before a forum of competent jurisdiction relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

           "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material,
(c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

           "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing.

           "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

           "Equity Interests" shall mean, with respect to any person, shares of the capital stock, partnership interests or other equity interests in such person or any warrants, options or other rights to acquire Equity Interests.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

           "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

           "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of the Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of the Borrower.

           "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

           "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

           "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

           "Eurodollar Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

           "Event of Default" shall have the meaning assigned to such term in
Article VII.

           "Excess Harvest" means a harvest of Timber (including timber deed, bulk, pay-as-cut and stumpage sales), to the extent in excess in the aggregate of the following limitations: (a) 140% of the Planned Volume during any fiscal year of the Borrower, (b) 135% of the Planned Volume during any period of two consecutive fiscal years of the Borrower, (c) 130% of the Planned Volume during any period of three consecutive fiscal years of the Borrower, (d) 125% of the Planned Volume during any period of four consecutive fiscal years of the Borrower, and (e) 120% of the Planned Volume during any period of five consecutive fiscal years of the Borrower. In the event that the Borrower or any Subsidiary sells Timber pursuant to a timber deed, bulk, pay-as-cut or stumpage contract, the Timber shall be deemed harvested in equal monthly amounts over the life of the contract, regardless of when the purchaser actually severs the Timber.

           "Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or that of its holding company by the United States of America or by the jurisdiction under the laws of which such recipient or such holding company is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause
(a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that the prior lending office or the assignor, as applicable, of such Foreign Lender was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.19(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.19(e).

           "Existing Rayonier Subordinated Indebtedness" shall mean $285,000,000 aggregate principal amount of subordinated indebtedness of the Borrower owed to Rayonier and its Affiliates evidenced by the Existing Rayonier Subordinated Notes.

           "Existing Rayonier Subordinated Notes" shall mean promissory notes of the Borrower in the form of Exhibit G-1 hereto evidencing the Existing Rayonier Subordinated Indebtedness.

           "Existing Rayonier Subordinated Indebtedness Indemnity Agreement" shall mean the indemnity agreement dated as of October 19, 1999, among Rayonier Forest Resources Co., a Delaware corporation, Rayonier Forest Resources Company, a Delaware corporation, Rayonier Timberlands Management, Inc., Rayonier and the Borrower.

           "Fair Market Value" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

           "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

           "Fee Payment Date" shall have the meaning assigned to such term in
Section 2.05(a).

           "Fees" shall mean the Commitment Fees and the Arranger and Agent
Fees.

           "Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

           "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

           "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

           "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

           "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

           "Guarantee" as applied to any person, means any direct or indirect liability, contingent or otherwise, of such person with respect to any Indebtedness, lease, cash dividend or other obligation of another, including, without limitation (a) any such obligation directly or indirectly guaranteed or endorsed (otherwise than for collection or deposit in the ordinary course of business) by such person, or in respect of which such person is otherwise directly or indirectly liable, (b) any other obligation under any contract which, in economic effect, is substantially equivalent to a guarantee, including, without limitation, any such obligation of a partnership in which such person is a general partner or of a joint venture in which such person is a joint venturer, or (c) any obligation in effect guaranteed by such person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

           "Guarantee Requirement" shall mean, at any time, that the Subsidiary Guarantee Agreement (or a supplement referred to in Section 20 thereof) shall have been executed by each Material Subsidiary (other than any Foreign Subsidiary, to the extent and for so long as the execution of the Subsidiary Guarantee Agreement by such Foreign Subsidiary would result in adverse tax consequences for the Borrower or any of its Affiliates) existing at such time, shall have been delivered to the Administrative Agent and shall be in full force and effect.

           "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

           "Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or similar agreement or arrangement designed to protect the Borrower or any Subsidiary from fluctuations in interest rates, currency exchange rates or commodity prices.

           "Indebtedness" shall mean as applied to any person (without duplication):

                     (a) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit (or reimbursement agreements in respect thereof) which such person has directly or indirectly created, incurred or assumed (other than obligations with respect to letters of credit securing obligations (other than obligations described in paragraphs (a) through (c) of this definition) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

                     (b) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any Lien in respect of property owned by such person, whether or not such person has assumed or become liable for the payment of such indebtedness; provided that the amount of such indebtedness, if such person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the Fair Market Value from time to time (as determined in good faith by such person) of the property subject to such Lien;

                     (c) any indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business), with respect to which such person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such person, whether by purchase, consolidation, merger or otherwise;

                     (d) Capital Lease Obligations to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such person;

                     (e) All Attributable Debt of such person in respect of sale and leaseback transactions not giving rise to Capital Lease Obligations;

                     (f) any indebtedness of any other person of the character referred to in clause (a), (b), (c), (d) or (e) of this definition with respect to which the person whose Indebtedness is being determined has become liable by way of a Guarantee;

                     (g) all Redeemable Equity Interests of any subsidiary of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price;

                     (h) any Preferred Stock (other than Redeemable Equity Interests) of any subsidiary of such person that is not a Subsidiary Guarantor valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof;

                     (i) all net obligations of such person in respect of Hedging Agreements; and

                     (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (i) above

           For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Equity Interests as if such Redeemable Equity Interests were purchased on any date as of which Indebtedness shall be required to be determined, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Equity Interests, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Equity Interests.

           "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

           "Indemnitee" shall have the meaning assigned to such term in Section 9.05(b).

           "Indemnity, Subrogation and Contribution Agreement" shall mean an Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit E among the Borrower, the Subsidiary Guarantors and the Administrative Agent.

           "Installment Note Agreement" shall mean the Note Purchase Agreement dated as of October 25, 1999, between the Borrower and the Seller, in the form heretofore delivered to the Lenders.

           "Installment Notes" shall mean (a) $112,500,000 aggregate principal amount of the Borrower's Series A Senior Notes due December 31, 2007, (b) $162,500,000 aggregate principal amount of the Borrower's Series B Senior Notes due December 31, 2009, (c) $112,500,000 aggregate principal amount of the Borrower's Series C Senior Notes due December 31, 2011, and (d) $112,500,000 aggregate principal amount of the Borrower's Series D Senior Notes due December 31, 2014, all issued pursuant to the Installment Note Agreement.

           "Interest Payment Date" shall mean (a) with respect to any ABR Borrowing, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any prepayment of a Eurodollar Borrowing or conversion of a Eurodollar Borrowing to an ABR Borrowing.

           "Interest Period" shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the succeeding Business Day unless, such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

           "Investment" shall mean, as applied to any person, any direct or indirect purchase or other acquisition by such person of Equity Interests or other securities of any other person, or any direct or indirect loan, advance or capital contribution by such person to any other person, and any other item which would be classified as an "investment" on a balance sheet of such person prepared in accordance with GAAP, including, without limitation, any direct or indirect contribution by such person of property or assets to a joint venture, partnership or other business entity in which such person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such person of assets of any other person (other than stock or other securities) shall not constitute an "Investment." The amount of Investments made during any period shall be the aggregate cost to the Borrower and the Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any person in whom such Investments have been made).

           "Lenders" shall mean (a) the financial institutions listed on
Schedule 2.01 and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance (in either case other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

           "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent equal to the rate per annum at which deposits in dollars are offered for such Interest Period by the Administrative Agent in the London interbank market in London, England at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period.

           "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. The term "Lien" shall not include a negative pledge agreement.

           "Loan Documents" shall mean this Agreement, the Subsidiary Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement.

           "Loan Parties" shall mean the Borrower and each Subsidiary that is party to the Subsidiary Guarantee Agreement.

           "Loans" shall mean the Revolving Loans and the Term Loans.

           "Managing General Partner" shall mean the managing general partner of the Borrower, which on the date hereof is Rayonier Timberlands Management, Inc.

           "Margin Stock" shall have the meaning assigned to such term in Regulation U.

           "Material Acquisition" shall mean the acquisition by the Borrower or any Subsidiary, including through a merger or consolidation or a purchase of capital stock, of any other person or any division or business unit of any other person or any assets, in which the consolidated total assets of such person, division, business unit or assets exceeds 1% of the Consolidated Total Assets of the Borrower and the Subsidiaries, each as of the beginning of the Borrower's fiscal year.

           "Material Adverse Effect" shall mean one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a materially adverse effect on (a) the business, assets, results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, or on the ability of the Borrower and the Subsidiary Guarantors to perform their obligations under the Loan Documents, or
(b) the validity or enforceability of any material provision of any Loan Document or any other document entered into in connection with the Transactions or the other transactions contemplated hereby or the material rights, remedies or benefits available to the parties thereunder.

           "Material Disposition" shall mean the sale or transfer by the Borrower or any Subsidiary, including through a merger or consolidation or a sale of capital stock, of any subsidiary, division or business unit of the Company or such Subsidiary or any assets (other than inventory sold in the ordinary course of business), in which the consolidated total assets of such person, division, business unit or assets exceeds 1% of the Consolidated Total Assets of the Borrower and the Subsidiaries, each as of the beginning of the Borrower's fiscal year.

           "Material Indebtedness" shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount for all such Indebtedness and obligations of $10,000,000 or more. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

           "Material Subsidiary" shall mean any Subsidiary (a) the consolidated net revenues of which for the most recent period of four fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section
5.03 were greater than 1% of the Borrower's consolidated net revenues for such period or (b) the Consolidated Total Assets of which as of the end of such period were greater than 1% of the Borrower's Consolidated Total Assets as of the end of such period; provided that (i) if at any time the aggregate amount of the consolidated net revenues or Consolidated Total Assets of all Subsidiaries that are not Material Subsidiaries exceeds 5% of the Borrower's consolidated net revenues for any such period or 5% of the Borrower's Consolidated Total Assets as of the end of any such period, the Borrower (or, in the event the Borrower has failed to do so within 10 days, the Administrative Agent) shall designate sufficient Subsidiaries (which shall be Domestic Subsidiaries to the extent there are Domestic Subsidiaries that have not been so designated) as "Material Subsidiaries" to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries and (ii) any Subsidiary that Guarantees the Installment Notes or any other Indebtedness of the Borrower shall in any event be deemed to be a Material Subsidiary. For purposes of making the determinations required by this definition, revenues and assets of Foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated balance sheet of the Borrower included in the applicable financial statements. The Material Subsidiaries on the date hereof are identified in Schedule 1.01 hereto.

           "Merchantable Timber" shall be defined (a) with respect to pine, hardwood and cypress located in the Southeastern United States, as trees aged 15 years or more with minimum diameters at breast-height ("D.B.H.") of 5 inches,
(b) with respect to Western hemlock, Douglas fir, Western red cedar, Sitka spruce and hardwoods located in the Northwestern United States, as trees aged 21 years or more that contain a minimum of 10 board feet, Scribner log scale, and
(c) with respect to other species and geographic locations, in accordance with industry norms.

           "Merchantable Timber Ratio" shall mean, at any time, the ratio of (a) the number of tons of Merchantable Timber owned by the Borrower and the Subsidiaries to (b) the amount of Consolidated Total Debt (excluding the Rayonier Subordinated Indebtedness) of the Borrower.

           "Moody's" shall mean Moody's Investors Service, Inc. and its successors.

           "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

           "Net Cash Proceeds" shall mean, with respect to any Asset Sale or Excess Harvest, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such deferred payment obligations are financed or sold with recourse to the Borrower or any Subsidiary), and any insurance or condemnation proceeds, net of
(a) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers) related to such Asset Sale or Excess Harvest, (b) provisions for all taxes payable as a result of such Asset Sale or Excess Harvest, (c) amounts required to be paid to any Person (other than the Borrower or any Subsidiary) owning a beneficial interest in the assets subject to such Asset Sale or Excess Harvest, (d) appropriate amounts to be provided by the Borrower or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against liabilities associated with such Asset Sale or Excess Harvest and retained by the Borrower or a Subsidiary after such Asset Sale or Excess Harvest, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Excess Harvest, and (e) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets sold in such Asset Sale or Excess Harvest.

           "New Rayonier Subordinated Indebtedness" shall mean $142,000,000 subordinated loan to be made to the Borrower on the Closing Date and evidenced by the New Rayonier Subordinated Note.

           "New Rayonier Subordinated Note" shall mean a promissory note of the Borrower in the form of Exhibit G-2 hereto evidencing the New Rayonier Subordinated Indebtedness.

           "Obligations" shall mean (a) the due and punctual payment by the Borrower or the other Loan Parties, as applicable, of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent, the Lenders or any other person under this Agreement and the other Loan Documents, whether such amounts shall have accrued prior to, on or after the Closing Date, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Loan Parties, monetary or otherwise, under or pursuant to the Loan Documents, and (c) the due and punctual payment and performance of all obligations of the Borrower or any Subsidiary, monetary or otherwise, under each Hedging Agreement entered into to limit interest rate risk with a counterparty that was a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement was entered into.

           "Other Taxes" shall mean any and all present or future stamp, recording, documentary, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

           "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

           "Permitted Investments" shall mean, at any time, all of the following:

                     (a) Investments made or owned by the Borrower or any Subsidiary in (i) any evidence of Indebtedness with a maturity of 365 days or less issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Borrower) incorporated or organized under the laws of the United States or any state thereof or the District of Columbia and rated at least "A-1" by S&P or "P-1" by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued by or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case maturing within 365 days from the date of acquisition; (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P or Moody's; or
           (vi) money market mutual or similar funds that invest in obligations referred to in clauses (i) through (v) of this definition, in each case having assets in excess of $100,000,000;

                     (b) the acquisition by the Borrower or any Subsidiary, whether in a single transaction or in a series of related transactions, of ownership interests of a person engaged in substantially the same business as the Borrower such that upon the completion of such transaction or series of transactions, such person becomes a Subsidiary;

                     (c) the making or ownership by the Borrower or any Subsidiary of Investments (in addition to Investments permitted by clauses (a), (b), (d), (e), (f) and (g)) in any person which is engaged in substantially the same business as the Borrower, provided that the aggregate amount of all such Investments made by the Borrower and the Subsidiaries following the date hereof and outstanding pursuant to this clause (c) shall not at any date of determination exceed 5% of Consolidated Total Assets;

                     (d) the making or ownership by the Borrower or any Subsidiary of Investments (i) arising out of loans and advances to employees incurred in the ordinary course of business, (ii) arising out of extensions of trade credit or advances to third parties in the ordinary course of business and (iii) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

                     (e) the creation or incurrence of liability by the Borrower or any Subsidiary with respect to any Guarantee constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any person, which is undertaken or made in the ordinary course of business;

                     (f) the creation or incurrence of liability by the Borrower or any Subsidiary with respect to any Hedging Agreements designed to protect the Borrower or any Subsidiary from fluctuations in interest rates;

                     (g) the guarantees by the Subsidiaries of the Obligations and of the Installment Notes and any assumption of the Obligations guaranteed thereby;

                     (h) the making by the Borrower or any Subsidiary of Investments in the Borrower or any Subsidiary; and

                     (i) investments existing on the date hereof and set forth on Schedule 1.01(b).

           "person" shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, charitable foundation, partnership or government, or any agency or political subdivision thereof.

           "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

           "Planned Volume" means 6,700,000 tons for the calendar year 2000 and shall increase 2% per year thereafter. In the event of the acquisition of merchantable Timber or Timberlands (other than in a like-kind exchange of Timber or Timberlands for other Timber or Timberlands and other than Timber or Timberlands acquired with the Net Cash Proceeds of an Excess Harvest) constituting an Asset Acquisition, Planned Volume will be increased for 10 years by 10% of the volume of merchantable Timber so acquired. In the event of a disposition of merchantable Timber or Timberlands constituting an Asset Sale, Planned Volume will be reduced by 10% of the volume of merchantable Timber sold in such Asset Sale. In the event of an Excess Harvest, Planned Volume will be reduced by 10% of the amount of the Excess Harvest. For purposes of this definition, all volumes of Timber harvested that are denominated in board feet shall be converted to tons on the basis of 7.2 tons per thousand board feet.

           "Preferred Stock" shall mean, as applied to the Equity Interests of any person, means Equity Interests of any class or classes (however designated), which is preferred as to the payment of distributions, dividends, or upon any voluntary or involuntary liquidation or dissolution of such person, over shares or units of Equity Interests of any other class of such person.

           "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

           "Projections" shall mean the projections included in the Confidential Memorandum under the heading "Projected Financial Information".

           "Rayonier" shall have the meaning assigned to such term in the preamble to this Agreement.

           "Rayonier Timberlands Management, Inc." shall mean Rayonier Timberlands Management, Inc., a Delaware corporation.

           "Rayonier Subordinated Indebtedness" shall mean the Existing Rayonier Subordinated Indebtedness, the New Rayonier Subordinated Indebtedness and any Additional Rayonier Subordinated Indebtedness.

           "Redeemable Equity Interest" means any Equity Interest, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or which it entitles a holder to purchase, by contract or otherwise, is, or upon the happening of an event or passage of time would be,
(i) required to be redeemed prior to the Term Maturity Date, (ii) redeemable at the option of the holder thereof, or (iii) convertible into or exchangeable for Indebtedness.

           "Register" shall have the meaning assigned to such term in Section 9.04(d).

           "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

           "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

           "Related Fund" shall mean, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

           "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

           "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, clause
(i) or (ii) above.

           "Required Lenders" shall mean, at any time, Lenders having Loans and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Revolving Credit Commitments and Term Loan Commitments at such time.

           "Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of the relevant portion of this Agreement.

           "Restricted Payment" shall have the meaning assigned to such term in
Section 6.02.

           "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

           "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and
(b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

           "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender.

           "Revolving Credit Lender" shall mean a Lender that has a Revolving Credit Commitment (or that had such a Commitment at the time the Revolving Credit Commitments were terminated).

           "Revolving Credit Maturity Date" shall mean the fifth anniversary of the Closing Date.

           "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

           "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors.

           "Seller" shall have the meaning assigned to such term in the preamble to this Agreement.

           "Senior Indebtedness" means Indebtedness of the Borrower or any Subsidiary which is not Subordinated Indebtedness.

           "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

           "Subordinated Indebtedness" means Indebtedness of the Borrower or any Subsidiary which is expressly subordinated in right of payment to any of the Obligations.

           "Subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, manager, general partners or trustees thereof (or other person performing similar functions) or, if such persons are not elected, to vote on any matter that is submitted to the vote of all persons holding ownership interests in such entity.

           "Subsidiary" shall mean any subsidiary of the Borrower.

           "Subsidiary Guarantee Agreement" shall mean a Subsidiary Guarantee Agreement substantially in the form of Exhibit D.

           "Subsidiary Guarantors" shall mean each person listed on Schedule
1.01 and designated as such and each other person that becomes party to the Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such person.

           "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

           "Term Borrowing" shall mean a Borrowing comprised of Term Loans.

           "Term Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

           "Term Lender" shall mean a Lender with a Term Commitment or with outstanding Term Loans.

           "Term Maturity Date" shall mean the fifth anniversary of the Closing Date.

           "Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01. Each Term Loan shall be either a Eurodollar Term Loan or an ABR Term Loan.

           "Timber" means all crops and all trees, timber (whether severed or unsevered and including standing and down timber, stumps and cut timber), logs, wood chips and other forest products, whether now located on or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.

           "Timberlands" means, at any date of determination, all real property owned by or leased to the Borrower or any Subsidiary that is suitable for Timber production.

           "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

           "Transactions" shall mean the execution, delivery and performance by each Loan Party of each of the Loan Documents, the Closing Date Transactions and the Borrowings hereunder after the Closing Date.

           "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

           "Wholly Owned Subsidiary" shall mean, as to any person, a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing at least 99% of the equity or at least 99% of the ordinary voting power or at least 99% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly, by such person or one or more of its wholly owned subsidiaries.

           "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

           SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.

           SECTION 1.03. Accounting and Financial Terms. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with

GAAP, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. References herein to the computation of balance sheet or income statement items in accordance with GAAP shall be construed as if all Subsidiaries, including any the accounts of which would not under GAAP be consolidated with those of the Borrower, were required to be so consolidated under GAAP.

           (b) All computations required to be made hereunder to demonstrate pro forma compliance with any covenant after giving effect to any acquisition, investment, sale, disposition or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event except to the extent such benefits would be permitted to be taken into account in the preparation of pro forma financial statements complying with Regulation S-X of the Securities and Exchange Commission and are approved by the Borrower's independent certified public accountants.

                                   ARTICLE II

                                   The Credits

           SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to its Term Commitment and (b) to make Revolving Loans to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

           SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

           (b) Subject to Sections 2.08 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

           (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon) in the case of a Eurodollar Borrowing and 2:00 pm in the case of an ABR Borrowing, in each case New York City time, and the Administrative Agent shall promptly transfer the amounts so received to an account in the name of the Borrower designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

           (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and
(ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

           (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

           SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and, subject to the third sentence of Section 2.02(b), whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day), (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

           SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date and (ii) the then unpaid principal amount of each Term Loan on the Term Maturity Date.

           (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

           (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's share thereof.

           (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms.

           (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

           SECTION 2.05. Fees. The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of each calendar quarter commencing with the first such day after the date hereof (or, if any such day shall not be a Business Day, the next preceding Business Day), and on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein (each such day being called a "Fee Payment Date"), a commitment fee (a "Commitment Fee") which shall accrue at the Applicable Percentage on the average daily unused amount of the Commitments of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the date on which the last of the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein.

           (b) The Borrower agrees to pay to the Arranger and to the Administrative Agent, for their own accounts, the fees separately agreed upon by the Borrower, the Arranger and the Administrative Agent (the "Arranger and Agent Fees").

           (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable to the Borrower.

           SECTION 2.06. Interest on Loans. (a) Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect for such Loans from time to time.

           (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect for such Loans from time to time.

           (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

           SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2% per annum and (b) in all other cases, at the rate per annum applicable at such time to ABR Loans comprising Term Borrowings plus 2% per annum.

           SECTION 2.8. Alternate Rate of Interest. In the event and on each occasion that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to
Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

           SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Credit Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on October 29, 1999, if the conditions set forth in Section 4.02 shall not have been met by such time.

           (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

           (c) Each reduction in the Term Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the accounts of the Revolving Credit Lenders, on the date of each termination or reduction, the Commitment Fees due on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

           SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right (subject to the limitations specified in Section 2.02) at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 11:00 am, New York City time, on the Business Day of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

                     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

                     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and (b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

                     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

                     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

                     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

                     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

                     (vii) no Interest Period may be selected for any Term Borrowing that is a Eurodollar Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Term Borrowings that are Eurodollar Borrowings with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the Term Borrowings that are ABR Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

                     (viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan. The foregoing is without prejudice to the other rights and remedies available hereunder upon an Event of Default.

           Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be continued as a Eurodollar Borrowing or converted to a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Eurodollar Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing into an ABR Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as an ABR Borrowing.

           SECTION 2.11. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

           (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments of Borrowings under this Section 2.11 shall be subject to Section 2.15, but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

           SECTION 2.12. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall repay or prepay all the outstanding Revolving Credit Borrowings on the date of such termination. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Total Revolving Credit Commitment after giving effect to such reduction or termination would be less than the Aggregate Revolving Credit Exposure at the time, then the Borrower shall, on the date of such reduction or termination, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such deficiency.

           (b) In the event that the Borrower shall be required to offer to apply the Excess Proceeds or Excess Harvest Proceeds pursuant to Section 6.10(b) or 6.11 to the prepayment of Term Loans (other than pursuant to the penultimate sentence of Section 6.10(b) or 6.11), the Borrower will give prompt written notice (a "Borrower Notice") of such election to all Term Lenders, with a copy to the Administrative Agent. The Borrower Notice shall (i) describe in reasonable detail the facts and circumstances giving rise to such Borrower Notice, (ii) set forth the aggregate amount of such Excess Proceeds which it intends to offer to apply to the prepayment of Term Loans, (iii) contain an offer by the Borrower to prepay on a stated date (the "Prepayment Date"), which shall be a Business Day not more than 60 days and not less than 45 days after such Borrower Notice, a principal amount of the Term Loans, ratably in proportion to the unpaid principal amounts thereof held by each such Term Lender which bears the same relationship to the aggregate amount of such Excess Proceeds available to prepay the Term Loans as the aggregate principal amount of all Term Loans held by such Term Lender bears to the aggregate principal amount of all then outstanding Term Loans, together with interest on the principal amount of Term Loans to be prepaid to the Prepayment Date (showing in such offer the amount of interest which would be paid on such Prepayment Date), and (iv) request each Term Lender to notify the Borrower in writing by a stated date, which date shall be not less than 30 days after such Term Lender's receipt of the Borrower Notice, of its acceptance or rejection of such prepayment offer, it being understood that such prepayment offer may be accepted in part and rejected in part. If a Term Lender does not notify the Borrower as provided in clause
(iv) above, then such holder shall be deemed to have rejected such offer. The Borrower shall prepay on the date specified in the Borrower Notice an amount equal to the lesser of (i) the amount of the Excess Proceeds or Excess Harvest Proceeds required to be offered to the Lenders and (ii) the aggregate amount of the outstanding Term Loans of the Term Lenders as to which such offer shall have been accepted. In the event that the Borrower shall be required to offer to apply any of such Excess Proceeds or Excess Harvest Proceeds pursuant to the penultimate sentence of Section 6.10(b) or 6.11, the Borrower will give prompt written notice (a "Subsequent Borrower Notice") of such election to all Term Lenders that have accepted the initial prepayment offer made with respect to the applicable Excess Proceeds or Excess Harvest Proceeds (with a copy of such Subsequent Borrower Notice to the Administrative Agent), and will promptly prepay the Term Loans of each such Lender that shall have accepted within 10 days of the Subsequent Borrower Notice the offer contained therein in an amount equal to the lesser of (i) the amount of the Excess Proceeds or Excess Harvest Proceeds required to be offered to such Lenders pursuant to such penultimate sentence of Section 6.10(b) or 6.11 and (ii) the aggregate amount of the outstanding Term Loans of such Lenders as to which such offer shall have been accepted. The Borrower shall be required to provide the Administrative Agent with written copies of all information received from Term Lenders pursuant to this paragraph (b) as such information is received.

           (c) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment made under this Section 2.12, a certificate signed by a Financial Officer of the Borrower or the Managing General Partner setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. All prepayments under this Section 2.12 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

           (d) Amounts to be applied pursuant to this Section 2.12 to the prepayment of Term Loans of any Lender shall be applied first to reduce outstanding ABR Term Loans of such Lender and then to prepay Eurodollar Term Loans of such Lender. In the event the amount of any prepayment required to be made pursuant to this Section shall exceed the aggregate principal amount of the ABR Term Loans outstanding (the amount of any such excess being called the "Excess Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans of the applicable class and to deposit an amount equal to the Excess Amount with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the Obligations and applied to the prepayment of the applicable Eurodollar Loans at the ends of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Permitted Investments maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay Eurodollar Loans; any interest earned on such Permitted Investments will be for the account of the Borrower, and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Permitted Investment to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

           SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or such Lender's holding company by the jurisdiction in which such Lender or such Lender's holding company has its principal office or applicable lending office or by any political subdivision or taxing authority therein), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO
Rate) or (iii) shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing changes shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

           (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

           (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b), together with supporting documentation or computations, above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

           (d) The failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.13 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of law, regulation or condition which shall have been imposed. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

           SECTION 2.14. Change in Legality (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

                     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or, for such duration, be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

                      (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

           (b) For purposes of this Section 2.14, a notice to the Borrower (with a copy to the Administrative Agent) by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

           SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor (including by reason of any assignment pursuant to Section 2.20), (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such

Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a "Breakage Event") or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan (which shall be deemed to be equal to the LIBO Rate) over (ii) the amount of interest that such Lender determines in good faith it will realize in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15, together with supporting documentation or computations, shall be delivered to the Borrower and shall be conclusive absent manifest error.

           SECTION 2.16. Pro Rata Treatment. Except as required under Sections
2.12 and 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans), and the Borrower and each Lender agrees to take all such actions as shall be necessary to give effect to such requirement. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

           SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law, or by any other means, obtain payment, voluntary or involuntary, in respect of any Loan or Loans as a result of which the unpaid principal portion of its Term Loans and Revolving Loans shall be proportionately less than the unpaid principal portion of the Term Loans and Revolving Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans or Revolving Loans, as the case may be, of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate unpaid principal amount of the Term Loans and Revolving Loans and participations in Term Loans and Revolving Loans held by the Lenders; provided, however, that (i) if any such participations are purchased pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such participations shall be rescinded to the extent of such recovery and the purchase price restored without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of the Subsidiaries or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan or Revolving Loan deemed to have been so purchased may, to the extent permitted by law, exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason of such participation as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

           SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than payments pursuant to Sections 2.13, 2.15, 2.19 and 9.05 or pursuant to other Loan Documents, which shall be made directly to the persons entitled thereto) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010, or as otherwise directed.

           (b) The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, except as otherwise provided in this Agreement, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

           (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

           SECTION 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

           (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

           (c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

           (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

           (e) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower (with a copy to the Administrative Agent) two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or any other Loan Document. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or designates a new lending office. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.19, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(e) that such Non-U.S. Lender is not legally able to deliver.

           SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee designated by the Borrower that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment will result in a reduction in the claim for compensation under
Section 2.13 or in the withdrawal of the notice under Section 2.14 or in the reduction of payments under Section 2.19, as the case may be, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.13 and Section 2.19); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's claim for compensation under Section 2.13 or notice under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under
Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

           (b) If (i) any Lender requests compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

                                   ARTICLE III

                         Representations and Warranties

           The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

           SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation,
(b) has all requisite power and authority, and all material requisite licenses and permits from Governmental Authorities, to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

           SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite action including member or partnership action and
(b) will not (i) violate (A) any material provision of law, statute, rule or regulation, or of the constitutive documents or by-laws of the Borrower or any of the Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture, or any material agreement or other instrument, to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) breach or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other instrument or
(iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of the Subsidiaries except as expressly set forth herein and in the documents executed and delivered in connection with the Transactions.

           SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party enforceable against the Borrower or such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor's rights generally from time to time in effect and to general principles of equity.

           SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect and, as to Transactions other than the Closing Date Transactions, such as are expected to be obtained and in full force and effect at the times required.

           SECTION 3.05. Financial Statements. (a) The Borrower has heretofore delivered to the Lenders combined balance sheets for the combined Rayonier timberlands operations (the "Operations") as of December 31, 1997 and December 31, 1998 and combined statements of income and statements of cash flows for the Operations for the years ended December 31, 1996, 1997 and 1998, all audited by Arthur Andersen LLP, independent public accountants. The Borrower has also heretofore delivered to the Lenders unaudited combined balances sheets, statements of income, statements of cash flows and statements of changes in equity for the Operations as at and for the six months ended June 30, 1998 and 1999, certified by a Financial Officer of the Borrower or the Managing General Partner. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Operations as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

           (b) The Borrower has heretofore delivered to the Lenders unaudited pro forma combined balance sheets for the Operations as at December 31, 1998 and June 30, 1999, unaudited pro forma combined statements of income for the years ended December 31, 1996, 1997 and 1998, and unaudited pro forma combined statements of income for the twelve months and the six months ended June 30, 1999, in each case prepared giving effect to the Closing Date Transactions as if they had occurred on each such date and at the beginning of each such periods. Such financial statements have been prepared in good faith by the Borrower and the Subsidiaries, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower and the Subsidiaries to be reasonable), are based on the best information available to the Borrower and the Subsidiaries as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Closing Date Transactions and present fairly on a pro forma basis the consolidated financial condition and results of operations of the Operations as of the dates and for the periods set forth therein, assuming that the Closing Date Transactions had actually occurred at such dates and at the beginnings of such periods.

           (c) All financial statements, historical or pro forma, referred to in paragraphs (a) and (b) above comply with the requirements of Regulation S-X of the Securities and Exchange Commission for inclusion in a registration statement for a public offering registered under the Securities Act of 1933, except with respect to the presentation of certain periods covered by such pro forma financial statements not permitted under Regulation S-X .

           (d) The Borrower and the Subsidiaries do not have any Indebtedness outstanding on the date hereof, except for Indebtedness reflected in the pro forma financial statements referred to in paragraph (b) above.

           SECTION 3.06. No Material Adverse Change. Since December 31, 1998, there has occurred or become known no event, condition or change in or affecting the Borrower or the Subsidiaries that, individually or in the aggregate with other such events, conditions or changes, has had or could reasonably be expected to have a Material Adverse Effect.

           SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Borrower and each of the Subsidiaries has good and sufficient title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that could not reasonably be expected to have a

Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.03.

           (b) The Borrower and each Subsidiary has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect in all material respects and the Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such material leases to which it is a party.

           SECTION 3.08. Litigation; Compliance with Laws. (a) There are not any actions, including Environmental Actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower or, threatened against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person
(i) that involve any Loan Document or the Transactions, (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (iii) that could materially and adversely affect the ability of the Loan Parties fully and timely to perform their respective payment and other material obligations under the Loan Documents or the other documents executed in connection with the Transactions or the ability of the parties to consummate the Transactions.

           (b) The Borrower and each Subsidiary is in compliance with all laws, regulations, consent decrees and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

           (c) None of the Borrower, any Subsidiary or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restrictions of record or agreements affecting such material properties or assets, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

           SECTION 3.09. Agreements. (a) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other material agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

           (b) Schedule 3.09 sets forth each material agreement currently in effect between the Borrower or any Subsidiary on the one hand and Rayonier or any of its Affiliates (other than the Borrower or any Subsidiary) on the other hand that will be in effect on the Closing Date.

           SECTION 3.10. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

           (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to refinance Indebtedness originally incurred for that purpose, or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

           SECTION 3.11. Investment Company Act: Public Utility Holding Company Act. Neither the Borrower nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

           SECTION 3.12. Use of Proceeds. The proceeds of the Loans will be used only for the purposes specified in the preamble to this Agreement.

           SECTION 3.13. Tax Returns. The Borrower and each Subsidiary has filed or caused to be filed all Federal, state, local and foreign income tax returns and all other material Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books reserves therefor as required by GAAP.

           SECTION 3.14. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit, schedule or document furnished by or on behalf of the Borrower or the Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, contained, contains or will, when delivered (and taken together with all other information then or theretofore so delivered), contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit, schedule or document was based upon or constituted a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

           SECTION 3.15. Employee Benefit Plans. Each of the Borrower and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans. Except as set forth in
Schedule 3.15, the Borrower and the Subsidiaries have no material liability with respect to 'accumulated post-retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

           SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16:

                     (a) Except as set forth in the Borrower's Environmental Disclosure Report, the operations and properties of the Borrower and each of the Subsidiaries comply in all material respects with all Environmental Laws, all material and necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and each of the Subsidiaries, and the Borrower and each of the Subsidiaries are in compliance in all material respects with all such Environmental Permits.

                     (b) Except as set forth in the Borrower's Environmental Disclosure Report, to the knowledge of the Borrower, there are no circumstances that are reasonably likely to form the basis of an Environmental Action against the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

                     (c) Except as set forth in the Borrower's Environmental Disclosure Report, none of the properties currently or formerly owned or operated by the Borrower or any of the Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the National Priorities List under CERCLA (the "NPL") or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency ("CERCLIS") or any analogous state list; and no underground storage tanks, as such term is defined in 42 U.S.C. Section 6991, are located on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

                     (d) Except as set forth in the Borrower's Environmental Disclosure Report, to the knowledge of the Borrower, neither the Borrower nor any of the Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the NPL or on the CERCLIS, which could reasonably be likely to lead to claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury that have had or could reasonably be expected to result in a Material Adverse Effect.

           SECTION 3.17. Insurance. Schedule 3.17 sets forth a true, complete and correct description of all insurance maintained by the Borrower or the Subsidiaries as of the Closing Date (other than title insurance). As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

           SECTION 3.18. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any of the Subsidiaries pending or, to the knowledge of the Borrower or any of the Subsidiaries, threatened which could reasonably be expected to have a Material Adverse Effect.

           SECTION 3.19. Solvency. Immediately after the consummation of the Closing Date Transactions, (i) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise;
(ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay its probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

           SECTION 3.20. Year 2000. Any reprogramming required to prevent the occurrence of a material adverse effect upon the business or properties of the Borrower and the Subsidiaries taken as a whole or upon the ability of the Borrower to perform its obligations under this Agreement, in and following the year 2000, of (a) the computer systems of the Borrower and the Subsidiaries and
(b) equipment containing embedded microchips (including systems and equipment supplied by others or with which the systems of the Borrower or any of the Subsidiaries interface) and the testing of all mission critical systems and equipment, as so reprogrammed, has been completed. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower and the Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or an Event of Default nor could such costs reasonably be expected to have a material adverse effect upon the business or properties of the

Borrower and the Subsidiaries taken as a whole or upon the ability of the Borrower to perform its obligations under this Agreement. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and the Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower and the Subsidiaries to conduct their businesses without a material adverse effect upon the business or properties of the Borrower and the Subsidiaries taken as a whole or upon the ability of the Borrower to perform its obligations under this Agreement.

           SECTION 3.21. Acquisition Agreement. The Borrower is not aware of any material inaccuracy of the representations and warranties made by Rayonier or the Seller contained in the Acquisition Agreement.

                                   ARTICLE IV

                              Conditions of Lending

           The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

           SECTION 4.01. All Borrowings. On the date of each borrowing hereunder:

           (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

           (b) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the date of such borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

           (c) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such borrowing, no Event of Default or Default shall have occurred and be continuing.

           Each borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such borrowing as to the satisfaction of the conditions set forth in paragraphs (b) and (c) of this Section 4.01.

           SECTION 4.02. Initial Borrowing.  On the Closing Date:

           (a) The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of (i) John Canning, Esq., Corporate Secretary and Associate General Counsel of the Borrower, substantially to the effect set forth in Exhibit F-1, and (ii) Andrews & Kurth L.L.P., special counsel for the Borrower and the Subsidiaries, substantially to the effect set forth in Exhibit F-2 satisfactory to the Administrative Agent, in each case dated the Closing Date, addressed to the Administrative Agent and the Lenders, and the Borrower hereby requests such counsel to deliver such opinions.

           (b) The Administrative Agent shall have received (i) a copy of such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or formation, existence and good standing of the Loan Parties; (ii) a certificate of the

Secretary or Assistant Secretary of the Managing General Partner dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Managing General Partner as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Managing General Partner authorizing the execution, delivery and performance of the Loan Documents to which each Loan Party is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Managing General Partner has not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of the Managing General Partner executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer of the Managing General Partner as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

           (c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Managing General Partner, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

           (d) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

           (e) The Administrative Agent shall be reasonably satisfied with the terms and conditions of all agreements of the Borrower existing at the time of or entered into in connection with the Acquisition, including the Acquisition Agreement, the Installment Notes, the Installment Note Agreement, the New Rayonier Subordinated Note and all management or other agreements between the Borrower and Rayonier or its Affiliates.

           (f) The Acquisition shall have been, or shall substantially simultaneously with the initial borrowing be, consummated in accordance with the Acquisition Agreement and applicable law and on terms consistent in all material respects with the Projections, without any amendment to or waiver of any material terms or conditions of the Acquisition Agreement not approved by the Lenders. All conditions to the consummation of the Acquisition in the Acquisition Agreement shall have been satisfied. The Lenders shall have received executed copies of the Acquisition Agreement and all certificates, opinions and other documents delivered in connection therewith, all certified by a Financial Officer of the Managing General Partner as complete and correct.

           (g) All the assets, properties and interests acquired by Rayonier pursuant to the Acquisition Agreement, all other Timberlands or interests in Timberlands owned directly or indirectly by Rayonier (other than certain of such other timberlands with a market value not to exceed $50,000,000 that Rayonier will have the right to designate and receive from the Borrower without payment of any consideration) and all related contracts or agreements shall have been transferred by Rayonier to the Borrower.

           (h) The Installment Notes and the New Rayonier Subordinated Indebtedness shall have been, or shall substantially simultaneously with the initial borrowing be, issued in accordance with applicable law and, in the case of the Installment Notes, the Installment Note Agreement, without any amendment to or waiver of any material terms or conditions of the Installment Note Agreement or the New Rayonier Subordinated Note, as applicable, not approved by the Lenders, and the Borrower shall have received cash proceeds from the issuance of the New Rayonier Subordinated Indebtedness in an amount not less than $142,000,000. The Lenders shall have received copies of the Installment Note Agreement and the New Rayonier Subordinated Note and all other material documents delivered in connection therewith, all certified by a Financial Officer of the Managing General Partner as complete and correct.

           (i) The Guarantee Requirement shall be satisfied.

           (j) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated in connection therewith to the extent required and all required consents, waivers and amendments shall have been obtained under Rayonier's existing credit facilities, and there shall be no action by any Governmental Authority, actual or threatened, that has a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated in connection therewith.

           (k) The Administrative Agent shall be satisfied with the terms and conditions of the Existing Rayonier Subordinated Indebtedness and of the Existing Rayonier Subordinated Note, and the Existing Rayonier Subordinated Note shall have been executed and delivered by the parties thereto and shall be in full force and effect.

           (l) The Administrative Agent shall be reasonably satisfied with all legal, tax and accounting matters related to the Transactions and with the Borrower's legal and capital structure following the Closing Date Transactions.

           (m) The Borrower shall have no outstanding Indebtedness other than Obligations and the Indebtedness permitted under this Agreement.

           (n) The Administrative Agent and the Lenders shall have received the financial statements described in clauses (a) and (b) of Section 3.05 and each such statement shall comply with the requirements of Regulation S-X of the Securities and Exchange Commission for inclusion in a registration statement for a public offering registered under the Securities Act of 1933.

                                    ARTICLE V

                              Affirmative Covenants

           The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

           SECTION 5.01. Existence; Businesses and Properties, Insurance. (a) At all times preserve and keep in full force and effect and obtain, as applicable,
(i) its existence as a limited partnership and (ii) the corporate, limited liability company or partnership existence, as the case may be, of each of the Material Subsidiaries (unless any such Subsidiary is merged or liquidated into the Borrower or a Subsidiary in a transaction permitted under Section 6.07) and
(iii) all rights, licenses, permits, franchises, patents, trademarks, copyrights and tradenames of the Borrower and the Material Subsidiaries (unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect any such right, license, permit, franchise, patent, trademark, copyright or tradename could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

           (b) Maintain and keep, or cause to be maintained and kept, its properties and assets in good repair, working order and condition (subject to ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this paragraph shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties or assets if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           (c) Comply with all applicable laws, ordinances or governmental rules or regulations to which it is subject, except to the extent that noncompliance with such laws, ordinances or governmental rules or regulations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           (e) Maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained on its books with respect thereto in accordance with GAAP) as is customary (with respect to such types, terms, amounts and reserves) in the case of entities of established reputation engaged in the same or a similar business and similarly situated.

           SECTION 5.02. Obligations and Taxes. File and cause the Subsidiaries to file all tax returns required to be filed by it in any jurisdiction, pay and discharge and cause the Subsidiaries to pay and discharge all taxes shown to be due and payable on such returns and all other material taxes, assessments, governmental charges, or levies imposed on it or any of its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent; provided that neither the Borrower nor any Subsidiary need pay any such tax, assessment, governmental charge or levy if (a) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

           SECTION 5.03. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, with sufficient copies for each
Lender:

                     (a) within 120 days after the end of each fiscal year, a consolidated balance sheet and related consolidated statements of income, changes in partners' equity and cash flows showing the consolidated financial condition of the Borrower and the Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year and the immediately preceding year, all audited by Arthur Andersen LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any respect relating to the scope of the audit or the status of the Borrower as a going concern) to the effect that such financial statements present fairly, in all material respects, the financial position of the entities being reported upon and their results of operations and cash flows and have been prepared on a consolidated basis in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such report in the circumstances;

                     (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related consolidated statements of income, changes in partners' equity and cash flows showing the consolidated financial condition of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year and during the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared on a consolidated basis in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Financial Officer of the Borrower or the Managing General Partner as fairly presenting, in all material respects, the financial position of the entities being reported on and their results of operations and cash flows, subject to changes resulting from normal, recurring year-end adjustments;

                     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a consolidated balance sheet and related consolidated statements of income, changes in partners' equity and cash flows showing as of the applicable date or for the applicable period (and the corresponding period in the prior year) the financial condition and the results of operations of each Subsidiary the accounts of which have not been consolidated with those of the Borrower for purposes of preparing such financial statements, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Financial Officer of the Borrower or the Managing General Partner as fairly presenting, in all material respects, the financial position of the Subsidiary being reported on and its results of operations and cash flows, subject, in the case of quarterly statements, to changes resulting from normal, recurring year-end adjustments;

                     (d) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accountants auditing such statements stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any financial condition or event that then constitutes a Default or an Event of Default as it relates to accounting matters, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default;

                     (e) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower or the Managing General Partner(i) certifying that no Default or Event of Default has occurred and is continuing or, if such a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained in Sections 6.15 and 6.16;

                     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of the Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and

                     (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request at the request of any Lender and which is susceptible of being obtained, produced or generated by any of them or of which any of them have knowledge.

           SECTION 5.04. Litigation and Other Notices. Furnish to the Administrative Agent prompt written notice of the following promptly after any officer of the Borrower or the Managing General Partner obtains knowledge thereof:

                     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

                     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary as to which there is a reasonable possibility of an adverse determination and which if adversely determined to the Borrower or any Subsidiary could reasonably be expected to result in a Material Adverse Effect;

                     (c) the occurrence of any development or event or any change in the business, assets, results of operations or financial condition of the Borrower and the Subsidiaries, taken as a whole that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

           SECTION 5.05. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA except where noncompliance could not reasonably be expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent (i) as soon as possible, and in any event within 30 days, after any Responsible Officer of the Borrower, the Managing General Partner or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred could reasonably be expected to result in liability of the Borrower and/or the Subsidiaries in an aggregate amount exceeding $5,000,000 or requiring payments exceeding $1,000,000 in any year, a statement of a Financial Officer of the Borrower or the Managing General Partner setting forth details as to such ERISA Event and the action, if any, proposed to be taken with respect thereto and (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing by the Borrower or any Subsidiary with the PBGC pursuant to Section 4.12(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower or the Managing General Partner setting forth details as to such failure and the action proposed to be taken with respect thereto and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any sponsor of a Multiemployer Plan, a copy of each notice concerning (A) the imposition of any Withdrawal Liability in an amount exceed $5,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, which in each case, is expected to result in an increase in annual contributions of the Borrower or any Subsidiary to such Multiemployer Plan in an amount exceeding $5,000,000.

           SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep and maintain proper books of record and account and a system of accounting established and administered in accordance with sound business practice and adequate to permit the preparation of the financial statements required to be delivered under Section 5.03, and upon reasonable notice permit representatives of the Lenders to have access to such books of record and account and the premises of the Borrower or any Subsidiary at reasonable times and to make such excerpts from such books of record of account as such representative deem necessary in connection with their evaluation of the ability of the Borrower and the other Loan Parties to repay the Loans and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower, the Managing General Partner or any of the Subsidiaries with the officers thereof and independent accountants therefor.

           SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

           SECTION 5.08. Compliance with Environmental Laws. Comply in a timely manner with all Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and provide prompt written notice to the Administrative Agent following the receipt of any notice from any Governmental Authority charged with enforcing such Environmental Laws or the receipt of any other information regarding events or conditions, in any such case, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

           SECTION 5.09. Guarantee Requirement. Cause the Guarantee Requirement to be satisfied at all times.

                                   ARTICLE VI

                               Negative Covenants

           The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing:

           SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (in each case,"incur") any Indebtedness (it being understood that the acquisition of any assets or any Subsidiary that shall be subject to or liable for the payment of any Indebtedness will be deemed an incurrence of such Indebtedness), unless after giving effect to such incurrence and to the application of the proceeds thereof the Merchantable Timber Ratio would not be less than 0.1025 to 1.00; provided that the foregoing limitation shall not apply to:

                     (a) Indebtedness created hereunder and under the other Loan Documents;

                     (b) the Installment Notes and the guarantees thereof and any assumption of the obligations guaranteed thereby;

                     (c) (i) the Existing Rayonier Subordinated Indebtedness in an aggregate outstanding principal amount not to exceed $285,000,000,
           (ii) the New Rayonier Subordinated Indebtedness in an aggregate outstanding principal amount not to exceed $142,000,000 and (iii) Additional Rayonier Subordinated Indebtedness;

                     (d) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor;

                     (e) Indebtedness of the Borrower created under Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

                     (f) Indebtedness consisting of reimbursement obligations under letters of credit supporting (i) obligations under workers' compensation laws and (ii) the repayment of Indebtedness, the incurrence of which is not prohibited by this Section 6.01;

                     (g) Surety and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any Subsidiary or in connection with judgments that have not resulted in a Default or Event of Default;

                     (h) Indebtedness incurred to repay, refund or refinance Indebtedness existing prior to the Closing Date or permitted under clause (a), (b), (c) or (f) above if (i) the principal amount of such new Indebtedness does not exceed the principal or accrued amount plus the amount of accrued and unpaid interest (and any required redemption premium) of the Indebtedness so repaid, refunded or refinanced, (ii) such new Indebtedness ranks no more favorably in right of payment with respect to the Obligations than the Indebtedness so repaid, refunded or refinanced, (iii) such new Indebtedness has a weighted average life to maturity and a stated maturity equal to or longer than the Indebtedness so repaid, refunded or refinanced, (iv) no Subsidiary is an obligor in respect of such new Indebtedness that was not an obligor in respect of the Indebtedness so repaid, refunded or refinanced, (v) such new Indebtedness has covenants, events of default and mandatory prepayment, redemption or repurchase requirements not less favorable to the Borrower or the Lenders than those of the Indebtedness being refinanced, and (vi) in the case of any such Indebtedness refinancing Rayonier Subordinated Indebtedness, the obligee in respect thereof shall at all times be Rayonier or an Affiliate of Rayonier; and

                     (i) up to $100,000,000 aggregate principal amount of other Indebtedness of the Borrower.

           SECTION 6.02. Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) declare or pay any dividend or make any other distribution or payment on or in respect of Equity Interests of the Borrower or any Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Borrower or any Subsidiary (other than (i) dividends or distributions payable solely in Equity Interests of the Borrower or such Subsidiary (other than Redeemable Equity Interests), (ii) the declaration or payment of dividends or other distributions to the extent declared or paid to the Borrower or any Subsidiary, and (iii) the declaration or payment of dividends or other distributions by any Subsidiary to all holders of Equity Interests of such Subsidiary on a pro rata basis; (b) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Subsidiary (other than any such Equity Interests owned by a Wholly Owned Subsidiary); (c) make any Investment (other than any Permitted Investment) in any person, or (d) make any interest payment on the Rayonier Subordinated Indebtedness (such payments or Investments described in the preceding clauses
(a), (b), (c) and (d) being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to each Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing and (ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Subsidiaries during the fiscal quarter during which such Restricted Payment is made shall not exceed (A) if the Consolidated Fixed Charge Coverage Ratio of the Borrower shall be greater than
1.75 to 1.00, an amount equal to Available Cash or (B) if the Consolidated Fixed Charge Coverage Ratio of the Borrower shall be equal to or less than 1.75 to 1.00, an amount equal to the sum of (x) $25,000,000, plus (y) to the extent not theretofore used as the basis for a Restricted Payment pursuant to clauses (ii) or (iii) of the last sentence of this paragraph, the aggregate net cash proceeds of any substantially concurrent (i) capital contribution to the Borrower by any person (other than a Subsidiary) or (ii) issuance and sale of Equity Interests (other than Redeemable Equity Interests) of the Borrower to any person (other than to a Subsidiary), in either case made after the date hereof and not later than substantially concurrently with the making of such

Restricted Payment, minus (z) the aggregate amount of all Restricted Payments (including such Restricted Payment) made pursuant to this clause (B) after the date hereof (other than any Restricted Payment excluded from the restrictions of this Section by clauses (ii), (iii), (iv) or (v) of the last sentence of this Section). The amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value (as determined in good faith by the Board of Directors of the Managing General Partner) on the date of such Restricted Payment of the assets proposed to be transferred by the Borrower or such Subsidiary, as the case may be, pursuant to such Restricted Payment. None of the foregoing provisions of this Section shall prohibit: (i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing provisions of this Section; (ii) the redemption, repurchase or other acquisition or retirement of any Equity Interest of the Borrower or any Subsidiary in exchange for, or out of the net cash proceeds of, a substantially concurrent (A) capital contribution to the Borrower from any person (other than a Subsidiary) or (B) issue and sale of other Equity Interests (other than Redeemable Equity Interests of a Subsidiary) of the Borrower to any person (other than to a Subsidiary); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from the calculation of Available Cash; (iii) any refinancing of Rayonier Subordinated Indebtedness permitted under Section 6.01(h), (iv) a one-time extraordinary distribution by the Borrower on the Closing Date to Rayonier Timberlands Holding Corp. and/or its Affiliates in an aggregate amount not exceeding $142,000,000, or (v) a one-time distribution by the Borrower on the Closing Date to Rayonier or an Affiliate of Rayonier of the right to receive certain Timberlands designated by Rayonier during the period of 90 days following the Closing Date with a Fair Market Value not to exceed $50,000,000, without payment of any consideration to the Borrower, and the distribution of such Timberlands to Rayonier.

           SECTION 6.03. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect thereof (including any deferred payment obligations received as consideration for asset sales), or assign or transfer any such income or revenues or rights in respect thereof, except:

                     (a) Liens for taxes, assessments or other governmental charges the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, satisfying the requirements of GAAP and adequate in the good faith judgment of the Borrower shall have been made;

                     (b) Liens of lessors, landlords and carriers, vendors, loggers, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, satisfying the requirements of GAAP and adequate in the good faith judgment of the Borrower shall have been made, to the extent such Liens are not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, or banker's Liens in the nature of rights of set off arising in the ordinary course of business of the Borrower and the Subsidiaries in connection with Indebtedness permitted by Section 6.01;

                     (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

                     (d) other deposits made to secure liabilities to insurance carriers under insurance or self-insurance arrangements;

                     (e) Liens securing reimbursement obligations under letters of credit, provided in each case that such Liens cover only the title documents and related goods (and any proceeds thereof) covered by the related letter of credit;

                     (f) any attachment or judgment Lien relating to a judgment that does not constitute an Event of Default;

                     (g) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances which, in each case, (i) are granted, entered into or created in the ordinary course of the business of the Borrower or any Subsidiary or
           (ii) do not materially impair the value or intended use of the property covered thereby;

                     (h) Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Borrower or another Subsidiary;

                     (i) Liens (i) existing on any property of any person at the time it becomes a Subsidiary, (ii) existing at the time of acquisition upon any property acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Borrower or such Subsidiary, or (iii) created to secure Indebtedness incurred to pay all or any part of the purchase price or cost of construction or improvement of real property (including Timberlands) or equipment (or Equity Interests of persons owning such real property or equipment) acquired by the Borrower or a Subsidiary (Liens described in this clause (iii) being called "Purchase Money Liens"); provided that (A) any such Lien shall be confined solely to such item or items of property and other property which is an improvement to or is acquired for use specifically in connection with such acquired property, or, in the case of construction, related unimproved land, (B) in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by such Purchase Money Lien shall at no time exceed 100% of the purchase price or cost of construction or improvement to the Borrower and the Subsidiaries of such property, (C) any such Purchase Money Lien shall be created not later than 180 days after the acquisition of such property, (D) any such Lien shall not have been created or assumed in contemplation of such Person's becoming a Subsidiary or (except in the case of a Purchase Money Lien) such acquisition of property by the Borrower or a Subsidiary and (E) the aggregate amount of (i) the obligations secured by Liens permitted under this clause
           (i) (or clause (k) of this Section with respect to the renewals or extensions of such Liens) and outstanding at any time, (ii) the obligations secured by Liens permitted under clause (m) of this Section and (iii) the Attributable Debt in respect of all sale and lease-back transactions permitted under Section 6.06 shall in no event exceed $50,000,000 at any time;

                     (j) easements, exceptions or reservations in any property of the Borrower or any Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Borrower or any Subsidiary;

                     (k) any Lien renewing or extending any Lien permitted by clause (a) or (i), provided that (i) the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal or extension of such Lien, and (ii) no assets encumbered by any such Lien other than the assets encumbered immediately prior to such renewal or extension shall be encumbered thereby; and

                     (l) other Liens, provided that the aggregate amount of (i) the obligations secured by all such other Liens, (ii) the obligations secured by Liens permitted under clause (i) above (or clause (k) above with respect to the renewals or extensions of such Liens) and
           (iii) the Attributable Debt in respect of all sale and lease-back transactions permitted under Section 6.06 shall not exceed $50,000,000 at any time.

           SECTION 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Borrower unless
(a) such transaction or series of related transactions is between the Borrower and one or more Subsidiaries or between two or more Subsidiaries or (b) such transaction or series of related transactions is on terms that are no less favorable to the Borrower or Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Borrower; provided, however, that this covenant will not apply to (i) any employment agreement, stock option agreement, restricted stock agreement, consulting agreement or similar agreement entered into in the ordinary course of business, (ii) transactions permitted by Section 6.02, (iii) any agreement or other obligation in effect on the Closing Date or any amendment thereto (so long as the agreement, as amended by such amendment, is no less favorable (taken as a whole) to the holders of the Notes than the original agreement as in effect on the Closing Date) and any transactions contemplated thereby, and (iv) the payment of reasonable fees to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower or any Subsidiary or of the Managing General Partner in the ordinary course of business.

           SECTION 6.05. Certain Restrictions on Subsidiaries. The Borrower will not permit any Subsidiary to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of such Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Equity Interests, (b) pay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to, or any investment in, the Borrower or any other Subsidiary, or (d) transfer any of its properties or assets to the Borrower or any other Subsidiary (collectively, "Payment Restrictions"), except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rules or regulations, or any order or ruling by any Governmental Authority; (ii) any agreement in effect on the date hereof and described in Schedule 6.05; (iii) customary non-assignment provisions of any contract, license or any lease governing a leasehold interest of any Subsidiary; (iv) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired; (vi) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for a sale of all or substantially all the Equity Interests or assets of such Subsidiary, to the extent such sale is permitted by this Agreement; (vii) any agreement or instrument governing Indebtedness, Preferred Stock or Redeemable Equity Interests of a person acquired by the Borrower or any Subsidiary (or of a Subsidiary of such person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, properties or assets other than the person acquired, its subsidiaries and their properties and assets; (viii) provisions contained in agreements or instruments relating to Indebtedness which prohibit the transfer of all or substantially all the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor or issuer under such agreement or instrument; or (ix) encumbrances or restrictions contained in any agreement or instrument governing Indebtedness permitted by Section 6.01(i); provided that the encumbrances or restrictions contained in such agreement or instrument are no more restrictive (taken as a whole) than those contained in the agreement governing the Indebtedness being refinanced.

           SECTION 6.06. Sale and Lease-Back Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except that the Borrower and the Subsidiaries may enter into such transactions to the extent that the aggregate amount of (a) the Attributable Debt in respect of all such transactions, (b) the obligations secured by Liens permitted under Section 6.03(i) (or Section 6.03(k) with respect to the renewals or extensions of such Liens) and (c) the obligations secured by Liens permitted under Section 6.03(m) shall not exceed $50,000,000 at any time.

           SECTION 6.07. Merger, Consolidation or Sale of Assets. (a) The Borrower will not, and will not permit any Subsidiary to, consolidate or merge with or into any other person (whether or not the Borrower is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one transaction or in a series of transactions, unless (i) the Borrower or such Subsidiary is the surviving person, or the person formed by or surviving such consolidation or merger (if other than the Borrower or such Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a limited partnership (or, in the case of a consolidation or merger of a Subsidiary, a corporation or limited liability company) organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the person formed by or surviving any such consolidation or merger (if other than the Borrower or such Subsidiary) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Borrower or such Subsidiary (and in the case of a transaction or series of transactions whereby the Borrower consolidates or merges with or into any other person, or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties or assets in one transaction or in a series of transactions, shall be deemed to be the "Borrower" for the purposes of the definition of the term "Change of Control" ); and (iii) immediately after such transaction no Default or Event of Default exists.

           (b) The Borrower will not, and will not permit any Subsidiary to, sell, assign, transfer, lease, convey or otherwise dispose of any Equity Interest in or Indebtedness of a Subsidiary, or cause or permit any Subsidiary to issue Equity Interests to any person other than the Borrower or a Subsidiary; provided that the Borrower may sell all the Equity Interests in any Subsidiary directly or indirectly owned by it in a single transaction complying with the requirements of Section 6.10.

           SECTION 6.08. Business of the Borrower and the Subsidiaries. Engage to any material extent in any business other than (a) the acquisition, ownership, management, harvesting, marketing and selling of Timber and activities reasonably related or reasonably incidental thereto, including but not limited to the ownership, management and sale of properties acquired as part of Timberland acquisitions in the ordinary course of business that have a higher and better use than the growing of timber, and (b) the ownership, operation and sale of facilities used in the processing of timber into products, but only to the extent that acquisitions of any such facilities acquired after the date hereof are merely incidental to acquisitions of Timberlands (and to the extent such facilities acquired after the date hereof and held at any time represent more than 5% of the Borrower's Consolidated Total Assets, the Borrower will use its best efforts to dispose of such facilities as promptly as is commercially reasonable).

           SECTION 6.09. Limitation on Non-Guarantor Subsidiaries. The Borrower will not permit any Subsidiary that is not a Subsidiary Guarantor to be liable under any Guarantee of any Indebtedness of the Borrower unless such Subsidiary is a party to and a Subsidiary Guarantor under the Subsidiary Guarantee Agreement, and with respect to any guarantee of Subordinated Indebtedness by a Subsidiary, any such Guarantee shall be subordinated to such Subsidiary's Obligations as a Subsidiary Guarantor at least to the same extent as such Subordinated Indebtedness is subordinated to the Obligations. Further, a pledge of assets to secure any Indebtedness for which the pledgor is not otherwise liable shall not be considered a Guarantee giving rise to any requirement for the execution of the Subsidiary Guarantee Agreement under this Section 6.09.

           SECTION 6.10. Asset Sales. (a) The Borrower will not, and will not permit any Subsidiary to, (i) sell, lease, convey or otherwise dispose of any assets other than sales in the ordinary course of business and consistent with past practice (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower shall be governed by the provisions of Section 6.07 hereof and not by the provisions of this Section 6.10) or (ii) issue or sell Equity Interests of any of the Subsidiaries, in the case of either clause (i) or (ii) above whether in a single transaction or a series of related transactions, that have a Fair Market Value (as determined in good faith by the Board of Directors of the Managing General Partner) in excess of $10,000,000 or for net cash proceeds in excess of $10,000,000 (each of the foregoing, an "Asset Sale"), unless at least 75% of the consideration therefor received by the Borrower or such Subsidiary is in the form of cash or cash equivalents; provided, however, that the amount of (A) any liabilities (as shown on the Borrower's or such Subsidiary's most recent audited balance sheet or in the notes thereto) of the Borrower or any Subsidiary that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Borrower or any such Subsidiary from such transferee that are converted (by means of a sale, non-recourse loan or otherwise) by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 120 days of such Asset Sale, shall be deemed to be cash for purposes of this provision; and provided further, that the 75% limitation set forth above shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. Notwithstanding the foregoing, Asset Sales shall not be deemed to include (a) any transfer of assets or Equity Interests by the Borrower or any of the Subsidiaries to a Wholly Owned Subsidiary of the Borrower, (b) any transfer of assets that constitutes the making of a Permitted Investment, (c) the sale of Timberlands in a like-kind exchange for a like interest in other Timberlands having a Fair Market Value (as determined in good faith by the Board of Directors of the Managing General Partner) at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of the Managing General Partner) of the Timberlands sold, (d) the sale of not more than 100,000 acres in the aggregate of Timberlands designated in good faith by the Board of Directors of the Managing General Partner for a higher and better use, (e) a disposition of obsolete equipment in the ordinary course of business, (f) timber deed, bulk, pay-as-cut and stumpage sales in the ordinary course of business and (g) any transaction permitted by Section 6.02.

           (b) In the event that the aggregate Net Cash Proceeds received by the Borrower or any of the Subsidiaries from one or more Asset Sales since the Closing Date exceed the Adjusted Asset Sales Amount, the Borrower or any Subsidiary may, within 270 days after the date such aggregate Net Cash Proceeds exceed such amount, apply the amount of such aggregate Net Cash Proceeds in excess of the Adjusted Asset Sales Amount (less the amount of any such Net Cash Proceeds previously applied during such fiscal year for the purposes set forth in clause (i) and/or (ii) below) to (i) reduce Senior Indebtedness of the Borrower secured as permitted under Section 6.03 or Senior Indebtedness of a Subsidiary (with a permanent reduction of availability in the case of any facility that permits amounts repaid or prepaid to be reborrowed) or (ii) make, or commit, pursuant to a binding written contract (provided that the contract is consummated substantially in accordance with the terms thereof within 30 days after the end of the 270-day period), to make, an investment in assets used or useful in the business of the Borrower or such Subsidiary. Pending the final application of any such Net Cash Proceeds, the Borrower or any Subsidiary may temporarily reduce borrowings under this Agreement or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement. Any such Net Cash Proceeds that are not applied or invested as provided in the first sentence of this Section 6.10(b) will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $50,000,000, the Borrower shall make an offer to the Lenders and, to the extent (and only to the extent) required by the terms of the Installment Notes or any other Senior Indebtedness of the Borrower, to the holders of the Installment Notes or such other Senior Indebtedness (an "Asset Sale Offer"), to prepay the maximum principal amount of the Term Loans and, if applicable, the Installment Notes or such other Senior Indebtedness that may be prepaid out of the Excess Proceeds; provided that the amount of the prepayment offered or made to the holders of Installment Notes or such other Senior Indebtedness shall not exceed their ratable share of such Excess Proceeds (based on the aggregate outstanding principal amount of the Installment Notes or such other Senior Indebtedness, on the one hand, and the aggregate outstanding principal amount of the Loans (including Revolving Loans) on the other). To the extent that the aggregate principal amount of Term Loans, Installment Notes and other Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower shall offer to prepay any remaining Term Loans (and, to the extent required by the governing agreements applicable thereto, the Installment Notes or other Senior Indebtedness) with the amount of such deficiency. Upon completion of such Asset Sale Offer and any subsequent offer to the holders of Term Loans, the amount of Excess Proceeds shall be reset at zero.

           SECTION 6.11. Limitation on Harvesting. The Borrower or any Subsidiary may, within 270 days after the date on which it receives Net Cash Proceeds from any Excess Harvest, apply the amount of such aggregate Net Cash Proceeds (less the amount of any such Net Cash Proceeds previously applied during such fiscal year for the purposes set forth in clause (a) and/or (b) below) to (a) reduce Senior Indebtedness of the Borrower secured as permitted under Section 6.03 or Senior Indebtedness of a Subsidiary (with a permanent reduction of availability in the case of any facility that permits amounts repaid or prepaid to be reborrowed) or (b) make, or commit, pursuant to a binding written contract (provided that the contract is consummated substantially in accordance with the terms thereof within 30 days after the end of the 270-day period), to make an investment in assets used or useful in the business of the Borrower or such Subsidiary. Pending the final application of any such Net Cash Proceeds, the Borrower or any Subsidiary may temporarily reduce borrowings under this Agreement or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement. Any such Net Cash Proceeds that are not applied or invested as provided in the first sentence of this Section 6.11 will be deemed to constitute "Excess Harvest Proceeds." When the aggregate amount of Excess Harvest Proceeds exceeds $100,000,000, the Borrower shall make an offer to the Lenders and, to the extent (and only to the extent) required by the terms of the Installment Notes or any other Senior Indebtedness of the Borrower, to the holders of the Installment Notes or such other Senior Indebtedness (an "Excess Harvest Offer"), to prepay the maximum principal amount of the Term Loans and, if applicable, the Installment Notes or such other Senior Indebtedness that may be prepaid out of the Excess Harvest Proceeds; provided that the amount of the prepayment offered or made to the holders of Installment Notes or such other Senior Indebtedness shall not exceed their ratable share of such Excess Harvest Proceeds (based on the aggregate outstanding principal amount of the Installment Notes or such other Senior Indebtedness, on the one hand, and the aggregate outstanding principal amount of the Loans (including Revolving Loans) on the other). To the extent that the aggregate principal amount of Term Loans, Installment Notes and other Senior Indebtedness tendered pursuant to an Excess Harvest Offer is less than the Excess Harvest Proceeds, the Borrower shall offer to prepay any remaining Term Loans (and, to the extent required by the governing agreements applicable thereto, the Installment Notes or other Senior Indebtedness) with the amount of such deficiency. Upon completion of such Excess Harvest Offer and any subsequent offer to the holders of Term Loans, the amount of Excess Harvest Proceeds shall be reset at zero.

           SECTION 6.12. Amendment of Material Documents. Amend, modify or waive in any material respect the Installment Note Agreement, the Existing Rayonier Subordinated Notes, the New Rayonier Subordinated Note, any management or other agreements with Affiliates or any other material agreements if any such amendment, modification or waiver, taken together with any related amendments, modifications or waivers, could reasonably be expected to be adverse in any material respect to the Borrower, the Subsidiaries or to the rights or interests of the Lenders.

           SECTION 6.13. Prepayments, Redemptions and Repurchases of Debt. Make any payment, whether in cash, property, securities or a combination thereof, in respect of, or pay, or offer or commit to pay, or otherwise directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration or defease, the Installment Notes or any Subordinated Indebtedness of the Borrower or any of the Subsidiaries, or set apart any sum for the aforesaid purposes, except that the Borrower and the Subsidiaries may (a) make scheduled or mandatory payments of principal, interest or Capital Lease Obligations as and when due (to the extent not prohibited by applicable subordination provisions),
(b) pay, redeem, repurchase, retire or otherwise acquire for consideration or defease any Installment Notes or Subordinated Indebtedness with the proceeds of any contribution to the capital of or issuance and sale of Equity Interests (other than Redeemable Equity Interests) by the Borrower and (c) in the case of the Borrower, prepay Installment Notes to the extent contemplated by Section 2.12(b), 6.01(h), 6.10 and 6.11.

           SECTION 6.14. Fiscal Year. Change the end of its fiscal year from December 31 to any other date.

           SECTION 6.15. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period set forth below to be in excess of the ratio set forth below opposite such period:


                     Date                             Ratio
                     ----                             -----

          Closing Date through                    4.50 to 1.00
          December 31, 2001


          Each quarter end thereafter             4.25 to 1.00





           SECTION 6.16. Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any four-fiscal-quarter period ending during any period set forth below to be less than the ratio set forth below opposite such period:



                     Date                             Ratio
                     ----                             -----
          Closing Date through                    1.60 to 1.00
          December 31, 2001


          Thereafter                              1.65 to 1.00



           SECTION 6.17. Managing General Partner. Permit the Borrower to have any general partner other than the Managing General Partner.

                                   ARTICLE VII

                                Events of Default

                     In case of the happening of any of the following events ("Events of Default"):

                     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information made, deemed made or furnished in connection with or pursuant to any Loan Document, in each case to the extent in writing or communicated to the Administrative Agent or the Lenders in any formal presentation, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

                     (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

                     (c) default shall be made in the payment of any interest on any Loan or of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

                     (d) default shall be made in the due observance or performance by the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a)(i), 5.04(a), 5.07 or 5.09 or in Article VI;

                     (e) default shall be made in the due observance or performance by the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days (or 15 days in the case of a default under Section 5.04(b) or (c)) after notice thereof from the Administrative Agent or any Lender to the Borrower, or for a period of 30 days (or 15 days in the case of a default under Section 5.04(b) or (c)) after a Responsible Officer of the Borrower or the Managing General Partner shall obtain actual knowledge of such default;

                     (f) (i) the Borrower or any of the Subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness when and as the same shall become due and payable or (ii) the Borrower or any of the Subsidiaries shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness, or any other event or condition shall occur, if the effect of any failure or other event or condition referred to in this clause (ii) (immediately or upon the giving of notice or the passage of time or any of the above) shall be to require the Borrower or any of the Subsidiaries to purchase or offer to purchase such Material Indebtedness, or to cause, or to permit the holder or holders of such Material Indebtedness or a trustee on its or their behalf to cause such Material Indebtedness to become due or to be required to be repurchased, redeemed or defeased prior to its stated maturity;

                     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                     (h) the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary shall
           (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower, any of the Material Subsidiaries or any person that Controls the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

                     (i) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (other than that portion of a final judgment as to which a reputable insurance company has confirmed its acceptance of liability in writing) in the aggregate shall be rendered against the Borrower, any of the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of the Subsidiaries to enforce any such judgment;

                     (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and their ERISA Affiliates in an aggregate amount exceeding $10,000,000 or to require payments exceeding $5,000,000 in any year;

                     (k) any Guarantee purported to be created under the Subsidiary Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, a valid and enforceable Guarantee of the Obligations in any material respect; or

                     (l) there shall have occurred a Change in Control,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the

Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                  ARTICLE VIII

                                    The Agent

           In order to expedite the transactions contemplated by this Agreement, CSFB is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents as contemplated by and in accordance with the provisions of this Agreement.

           Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

           The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

           Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

           With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent.

           Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on the amount of its Loans and available commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of Administrative Agent and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower or any other Loan Party; provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

           Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative

Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                  Miscellaneous

           SECTION 9.01. Notices. Notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                     (a) if to the Borrower, to it at c/o Rayonier, Inc., 1177Summer Street, Stamford, CT, 06905-5529 Attention: General Counsel (Fax No. (203) 964-4335);

                     (b) if to the Administrative Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Daniel Sullivan (Fax No. (212) 325-8304), with a copy to the Resources Group (Fax No. (212) 325-8176; and

                     (c) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01; provided, that each notice under Article II will be delivered by hand or overnight courier service or sent by telecopy.

           SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the Subsidiaries herein in any certificate or other instrument delivered by the Borrower or on its behalf in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19, 9.04(i), 9.05 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

           SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

           SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

           (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any or all of its Commitments and the Loans at the time owing to
it); provided, however, that (i) except in the case of an assignment to another Lender or an Affiliate or Related Fund of the assigning Lender or another Lender
(x) the Borrower, unless an Event of Default shall have occurred and be continuing, and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Revolving Credit Commitment and the Term Commitment or outstanding Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the aggregate (or, if less, the entire remaining amount of such Lender's Revolving Credit Commitment and Term Commitment or outstanding Term Loans) and (ii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax form as required by the Internal Revenue Service or Section 2.19(e) of this Agreement, if applicable. Upon acceptance and recording and payment of the fee as specified in paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15,
2.19 and 9.05, as well as to any Fees accrued for its account and not yet paid, and to be bound by the provisions of Section 9.16).

           (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Commitments and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any of the Subsidiaries or the performance or observance by the Borrower or any of the Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

           (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register and any Assignments and Acceptances delivered to the Administrative Agent pursuant to this Section 9.04(d) shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

           (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), a processing and recordation fee of $3,500 (which shall be paid by the assigning Lender and such assignee as they may agree) and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

           (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19, and shall be bound by the confidentiality provisions contained in Section 9.16, to the same extent as is such Lender (subject to the last sentence of this Section 9.04(f)) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or substantially all the Guarantors). All amounts payable by the Borrower to any Lender hereunder in respect of any Loan and the applicability of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 shall be determined as if such Lender had not sold or agreed to sell any participation in such Loan, and as if such Lender were funding the participated portion of such Loan in the same way that it is funding the portion of such Loan in which no participation has been sold.

           (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.16.

           (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

           (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to make any Loan and
(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC. Notwithstanding any grant of rights to an SPC pursuant to this paragraph, the Granting Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that the Granting Lender may enter into and perform any agreement with the SPC as to the manner in which it will exercise such right.

           (j) Except as provided in Section 6.07, the Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any such attempted assignment without such consent shall be null and void.

           SECTION 9.05. Expenses; Indemnity. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or in connection with the Loans made hereunder (including in connection with the negotiation of any restructuring or "work out" (whether or not consummated) of the Obligations).

           (b) The Borrower shall indemnify the Administrative Agent and each Lender and each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, agents and controlling persons (each such person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding and regardless of whether any Indemnitee is a party thereto relating to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any actual or alleged presence or Release of Hazardous Materials on any property owned, leased or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

           (c) All amounts due under this Section 9.05 shall be payable on written demand therefor.

           SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

           SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

           SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Borrower, the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Borrower, the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

           (b) None of this Agreement or any other Loan Document or any provision hereof or thereof (except, in the case of any other Loan Document, as expressly provided therein) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (and, in the case of any other Loan Document, any other person whose consent is required thereunder); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any fees, or waive or excuse any such payment or any part thereof, amend or modify the provisions of Section 2.09(c) or 2.12 (a), amend or modify the definition of the term "Revolving Credit Maturity Date", or decrease the rate of interest on any Loan or any fees, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease or extend the date for payment of the Commitment Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of
Section 2.16, 2.17 or 9.04(i), the provisions of this Section or the definition of the term "Required Lenders" or release any Guarantors (other than pursuant to a permitted sale or liquidation of a Subsidiary Guarantor) without the prior written consent of each Lender affected thereby; provided further that (i) no such agreement that by its terms adversely affects the rights of the Revolving Credit Lenders or the Term Lenders in a manner different from its effect on the other classes of Lenders shall become effective unless approved by a majority in interest of each class of Lenders so adversely affected and (ii) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

           SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

           SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

           SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT,

IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

           SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

           SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

           SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

           SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

           (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

           (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

           SECTION 9.16. Confidentiality. The Administrative Agent and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information in connection with the performance of their duties related to the Loan Documents and the transactions contemplated thereby or the legal and regulatory compliance requirements of the Administrative Agent or such Lender, as the case may be, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding (i) relating to the enforcement of its rights hereunder or under the other Loan Documents or (ii) for purposes of establishing a "due diligence" defense, (e) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16) or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section
9.16 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; provided, however, that the Administrative Agent and/or any Lender, as the case may be, shall (to the extent it may lawfully do so) provide the Borrower, to the extent practicable, with advance notice of any disclosure of information referred to in clauses (c) and (d) above. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and all other information (including all analyses, compilations and studies prepared by the Administrative Agent or any Lender based on any of the foregoing and including any budget, programming and program scheduling information) that are received from the Borrower and related to the Borrower or any Subsidiary or their respective businesses, other than any of the foregoing that were available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower or any Subsidiary, and that are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential or of such a nature that a prudent person would expect such Information to be confidential.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                       RAYONIER TIMBERLANDS OPERATING COMPANY, L.P.,

                       by RAYONIER TIMBERLANDS MANAGEMENT, INC., its Managing General Partner

                            by  /s/ James M. Rutledge
                                ---------------------
                                 Name: James M. Rutledge
                                 Title: Treasurer

                            by /s/ John B. Canning
                               -------------------
                                 Name: John B. Canning
                                 Title: Secretary

                       CREDIT SUISSE FIRST BOSTON, individually and as Administrative Agent,

                            by /s/ Douglas E. Maher
                               --------------------
                                 Name: Douglas E. Maher
                                 Title: Vice President

                            by /s/ Julia P. Kingsbury
                               ----------------------
                                 Name: Julia P. Kingsbury
                                 Title: Vice President

                       MORGAN STANLEY SENIOR FUNDING,
                       INC., individually and as Co-Syndication Agent,

                            by /s/ Michael T. McLaughlin
                               -------------------------
                                 Name: Michael T. McLaughlin
                                 Title: Principal

                       Citibank, N.A., individually and as Co-Syndication
                       Agent,

                            by /s/ Prakash M. Chonkar
                               ----------------------
                                 Name: Prakash M. Chonkar
                                 Title: Attorney-in-Fact

                       Bank of America, N.A.,

                       by /s/ Joseph L. Corah
                          -------------------
                          Name: Joseph L. Corah
                          Title: Vice President

                       The Bank of New York,

                       by /s/ Kenneth P. Sneider, Jr.
                          ---------------------------
                          Name: Kenneth P. Sneider, Jr.
                          Title: Vice President

                       CoBank, ACB,

                       by /s/ Brian J. Klatt
                          ------------------
                          Name: Brian J. Klatt
                          Title: Vice President

                       Morgan Guaranty Trust Company of New York,

                       by /s/ R. David Stone
                          ------------------
                          Name: R. David Stone
                          Title: Associate

                       SunTrust Bank, Atlanta,

                       by /s/ W. David Wisdom
                          -------------------
                          Name: W. David Wisdom
                          Title: Vice President

                       Wells Fargo Bank, N.A.,

                       by /s/ David Goode
                          ---------------
                          Name: David Goode
                          Title: Vice President